Exhibit 10.72

THIS CREDIT AGREEMENT is dated August 2, 2005

BETWEEN:

(1)	WARP TECHNOLOGY HOLDINGS, INC., a Nevada corporation (the Company);

(2)	THE SUBSIDIARIES OF THE COMPANY listed in Schedule 1 (Original Parties) as original guarantors (in this capacity the Original Guarantors);

(3)	FORTRESS CREDIT CORP. as original lender (in this capacity the Original Lender); and

(4)	FORTRESS CREDIT CORP. as Agent (in this capacity the Agent).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions
In this Agreement:

Accession Agreement means an agreement, substantially in the form of Schedule 5 (Form of Accession Agreement), with such changes as the Agent may approve.

Acquired Subsidiary means Gupta, any Portfolio Company or any Target Company.

Acquisition means the acquisition by a Borrower of any Acquired Subsidiary in accordance with the Acquisition Documents.

Acquisition Costs means all fees, costs, expenses and stamp, registration or transfer Taxes incurred by (or required to be paid by) any member of the Group in connection with any Acquisition including, without limitation, reasonable attorney’ s fees and the fees and expenses of any broker or finder.

Acquisition Documents means any agreements entered into by a Borrower regarding the acquisition of any Acquired Subsidiary and all transfer instruments and other instruments made pursuant thereto, including, in the case of Gupta,

(a)	the Purchase Agreement Assignment and Assumption Agreement dated as of October 13, 2004 between Isis and the Company;

(b)	the Membership Interest Purchase Agreement dated as of September 2, 2004 between Isis and Gupta Holdings, LLC (as amended and extended); and

(c)	the Series C Subscription Agreements dated as of January 31, 2005 between the Company and the investors identified therein.

Additional Borrower means a member of the Group which becomes a Borrower after the date of this Agreement.

Additional Guarantor means a member of the Group which becomes a Guarantor after the date of this Agreement.

Additional Obligor means an Additional Borrower or an Additional Guarantor.

Advance means an advance of all or any part of any Tranche of the Loan.

Affiliate of a person means any other person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with that person.

Agent’s Account means the Agent’s account with LaSalle Bank NA, account number 2090067, reference “Warp Technology,” or such other account as the Agent shall notify to the Parties in a notice.

Assignment and Assumption Agreement means an assignment and assumption agreement, substantially in the form of Schedule 4 (Form of Assignment and Assumption Agreement), with such changes as the Agent may approve.

Availability Period means, in the case of Tranche A and Tranche B, the period from and including the date of this Agreement to and including March 31, 2009 and, in the case of Tranche C, the period from and including the date which is one year after the Closing Date to and including March 31, 2009.

Available Commitment means, at any time, an amount equal to the Total Commitments as reduced by the amount of each Advance previously made under this Agreement and any other cancellation or reduction of the Total Commitments previously made under this Agreement.

Board means the Board of Governors of the Federal Reserve System of the United States of America.

Borrower means the Company, or an Additional Borrower.

Breakage Costs means the amount (if any) which a Lender is entitled to receive under Clause 24.3 (Breakage Costs).

Business Day means a day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, and when used in connection with any payment, the term Business Day shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

Capital Expenditures has the meaning assigned to that term in Part 1 of Schedule 15 (Financial Terms and Covenants).

Capital Lease Obligations of any person means the obligations of that person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination, which are required to be classified and accounted for as capital leases on a balance sheet of that person under GAAP, and the amount of those obligations shall be the amount capitalized in accordance with GAAP.

Cash means credit balances on any bank or other deposit, savings or current account and cash in hand.

Cash Equivalents means:

(a)	debt securities (denominated in Dollars) issued by the United States of America or any agency of any thereof and backed by any of the same having not more than one year to final maturity from the date of acquisition and which are not convertible into any other form of security;

(b)	debt securities (denominated in Dollars) which have not more than one year to final maturity from the date of acquisition, are not convertible into any other form of security, are rated at least P1 by Moody’s or A-1 by Standard & Poor’s and are not issued or guaranteed by any member of the Group; and

(c)	such other securities (if any) as are approved in writing by the Agent on behalf of the Majority Lenders.

Cash Interest Coverage Ratio has the meaning assigned to that term in Part 1 of Schedule 15 (Financial Terms and Covenants).

Cash Interest Expense has the meaning assigned to that term in Part 1 of Schedule 15 (Financial Terms and Covenants).

Change in Law means:

(a)	the adoption of any law or regulation after the date of this Agreement;

(b)	a change in any law or regulation or in its interpretation, administration or application after the date of this Agreement, or

(c)	compliance by any Lender with any regulation made or issued after the date of this Agreement.

Closing Date means the first Utilization Date.

Code means the United States Internal Revenue Code of 1986.

Collateral means all assets of each Obligor.

Collateral Account means each of (i) account in the name of the Company and maintained at UBS Financial Services, Inc., (ii) account in the name of Gupta and maintained at Comerica Bank, (iii) account in the name of Gupta and maintained at Comerica Bank, (iv) account in the name of Gupta and maintained at Comerica Bank, (v) account in the name of Gupta and maintained at Comerica Bank, (vi) account in the name of Gupta and maintained at Deutsche Bank, (vii) account in the name of Gupta and maintained at Deutsche Bank, (viii) account in the name of Gupta and maintained at Deutsche Bank, (ix) account in the name of Gupta and maintained at Deutsche Bank, (x) account in the name of Warp Solutions, Inc. and maintained at Chase, (xi) account in the name of Warp Solutions, Inc. and maintained at JPMorgan Chase, (xii) account in the name of Warp Solutions, Inc. and maintained at JPMorgan Chase, (xiii) account in the name of Kenosia Corporation and maintained at JPMorgan Chase, (xiv) account in the name of Warp Solutions, Ltd. and maintained at HSBC, (xv) account in the name of Spider Software, Inc. and maintained at RBC Royal Bank, (xvi) account in the name of Gupta Technologies GmbH and maintained at Deutsche Bank, (xvii) account in the name of Gupta Technologies, Ltd. and maintained at Deutsche Bank, and (xviii) any other bank accounts or securities accounts held by any Obligor in which such Obligor has granted to the Agent for the benefit of the Finance Parties a first priority perfected Security Interest.

Commitment means:

(a)	for the Original Lender, subject to Clause 2.1 (Facility), the amount set opposite its name in Schedule 1 (Original Parties) under the heading Commitments; and

(b)	for any other Lender, the amount of any Commitment it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

Compliance Certificate means a certificate, in the form set forth in Schedule 10 or such other form satisfactory to the Agent, setting out, among other things, reasonably detailed calculations demonstrating compliance with the financial covenants contained in Clause 17 (Financial covenants), together with the other information and certifications required under Clause 16.3 (Compliance Certificate).

Consolidated EBITDA has the meaning assigned to that term in Part 1 of Schedule 15 (Financial Terms and Covenants).

Control Agreement means each Control Agreement, in form and substance satisfactory to the Agent, to be entered into among an Obligor, the Agent and a deposit bank relating to a Collateral Account.

Consolidated Total Debt has the meaning assigned to that term in Part 1 of Schedule 15 (Financial Terms and Covenants).

Debt Service has the meaning assigned to that term in Part 1 of Schedule 15 (Financial Terms and Covenants).

Default means:

(a)	an Event of Default; or

(b)	an event which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.

Default Rate means the rate of interest per annum determined in accordance with Clause 8.4 (Interest on overdue amounts).

Depreciation and Amortization has the meaning assigned to that term in Part 1 of Schedule 15 (Financial Terms and Covenants).

Disposition means any sale, assignment, transfer or other disposition of any property of any kind or nature (including any shares or other ownership interest in any Acquired Subsidiary), whether now owned or hereafter acquired, by any Obligor to any other person, excluding any sale, assignment, transfer or other disposition of any property sold or disposed of in the ordinary course of business or the issuance and sale of Equity Interests in the Company.

Disposition Investment means, with respect to any Disposition, the receipt by any Obligor in connection with such Disposition of any (a) promissory notes or other evidences of indebtedness, (b) capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale) or (c) any other deferred payment.

EBITDA has the meaning assigned to that term in Part 1 of Schedule 15 (Financial Terms and Covenants).

Environmental Approval means any authorization required by an Environmental Law.

Environmental Claim means any claim by any person in connection with:

(a)	a breach, or alleged breach, of an Environmental Law;

(b)	any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment; or

(c)	any other environmental contamination.

Environmental Law means any law or regulation concerning:

(a)	the protection of health and safety;

(b)	the environment; or

(c)	any emission or substance which is capable of causing harm to any living organism or the environment.

Equity Interests means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a person, and any warrants, options or other rights entitling the holder to purchase or acquire any such equity interest.

ERISA means the United States Employee Retirement Income Security Act of 1974 as amended.

ERISA Affiliate means any person treated as a single employer with any Obligor for the purpose of section 414 of the Code.

ERISA Event means:

(a)	(i) the occurrence of a reportable event, within the meaning of Section 4043(c) of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the Pension Benefit Guaranty Corporation (the PBGC) referred to and defined in ERISA (or any successor thereto); or

(ii)	the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days;

(b)	the application pursuant to Section 412(d) of the Code or Section 303 of ERISA for a minimum funding waiver with respect to a Plan;

(c)	the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA);

(d)	the cessation of operations at a facility of any Obligor or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA;

(e)	the withdrawal by any Obligor or any ERISA Affiliate from a Multiemployer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA;

(f)	the imposition of a lien under Section 302(f) of ERISA with respect to any Plan;

(g)	the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or

(h)	the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan, provided, however, that the occurrence of the event or condition described in Section 4042(a)(4) of ERISA shall be an ERISA Event only if the PBGC has notified any Obligor or ERISA Affiliate that it intends to institute proceedings to terminate a Plan pursuant to such subsection.

Event of Default means an event specified as such in Clause 19 (Default).

Excess Cash Flow has the meaning assigned to that term in Part 1 of Schedule 15 (Financial Terms and Covenants).

Existing Debt means (i) all of the existing Indebtedness of the Company under the senior note and warrant purchase agreement dated as of January 31, 2005 between the Company and the purchasers identified therein and (ii) existing subordinated indebtedness in the amount of $1,500,000 under the Subordinated Note and Warrant Purchase Agreement which will be paid in full on the Closing Date. The term Existing Debt does not include the Subordinated Indebtedness.

Facility means the loan facility made available under this Agreement.

Facility Office means the office notified by a Lender to the Agent:

(a)	on or before the date it becomes a Lender;

(b)	by not less than five Business Days’ notice; or

(c)	as the office through which it will perform its obligations under this Agreement.

Federal Funds Effective Rate means, for any day, an interest rate per annum equal to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if those rates are not so published, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for that day received by the Agent from three Federal funds brokers of recognized standing selected by it.

Finance Document means:

(a)	this Agreement;

(b)	each Security Document;

(c)	each Request;

(d)	each Promissory Note;

(e)	the Intercreditor Agreement;

(f)	the Collateral Agency Agreement;

(g)	the Warrant Agreement;

(h)	each Assignment and Assumption Agreement;

(i)	each Accession Agreement; or

(j)	any other document entered into by an Obligor relating to this Agreement designated as such by the Agent and the Company.

Finance Party means a Lender or the Agent.

Financial Officer means, with respect to any Obligor, the chief financial officer, principal accounting officer, treasurer or controller of that Obligor.

Fixed Charge Covenant Ratio has the meaning assigned to that term in Part 1 of Schedule 15 (Financial Terms and Covenants).

GAAP means generally accepted accounting principles in the United States of America.

Group means the Company and its Subsidiaries.

Guarantee means any obligation, contingent or otherwise, guaranteeing or having the economic effect of guaranteeing any obligation of another person in any manner, whether directly or indirectly, and including any obligation:

(a)	to purchase or pay any obligation or to purchase or provide security for the payment of any obligation;

(b)	to purchase or lease property, securities or services for the purpose of assuring the payment of any obligation;

(c)	to maintain working capital, equity capital or any other financial statement condition or liquidity of any other person; or

(d)	in respect of any letter of credit, letter of guaranty or bond issued to support any obligation,

except that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

Guarantor means an Original Guarantor or an Additional Guarantor.

Gupta means Gupta Technologies, LLC.

Hedging Agreement means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

Increased Cost means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return from the Facility; or

(c)	a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

Indebtedness means:

(a)	any obligation for borrowed money or with respect to deposits or advances;

(b)	any obligation, contingent or otherwise, in respect of a banker’s acceptance;

(c)	any obligation evidenced by a bond, note, debenture or other similar instrument;

(d)	any obligation on which interest charges are customarily paid;

(e)	any Capital Lease Obligation;

(f)	any obligation under a conditional sale or other title retention agreement relating to property acquired;

(g)	any obligation in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business);

(h)	any Indebtedness of another person secured by (or for which the holder of the Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by a person, whether or not the Indebtedness secured has been assumed by that person;

(i)	any redeemable preference share;

(j)	receivables sold or discounted (otherwise than on a non-recourse basis);

(k)	any obligation under a Hedging Agreement or in connection with any other hedging or derivative transaction, agreement or obligation protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then mark to market value of the derivative transaction will be used to calculate its amount);

(l)	any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing (excluding any moneys owed to trade creditors in the ordinary course of business);

(m)	any obligation, contingent or otherwise, in respect of any letter of guarantee, bond or letter of credit; and

(n)	any Guarantee, indemnity or similar assurance against financial loss of any other person in respect of any item referred to in the above paragraphs.

The Indebtedness of any person shall include the Indebtedness of any other entity to the extent that person is liable as a result of its ownership interest in or other relationship with the entity, except to the extent the terms of that Indebtedness provide that the person is not liable for it.

Intellectual Property Rights means:

(a)	any know-how, patent, trade mark, service mark, design, business name, domain name, topographical or similar right;

(b)	any copyright, data base or other intellectual property right; or

(c)	any interest (including by way of license) in the above,

in each case whether registered or not, and includes any related application.

Intercreditor Agreement means that certain intercreditor agreement dated as of the date hereof between the Original Lender, the Subordinated Noteholders, the Company, the Subsidiaries listed on Schedule 14 (Subsidiaries) of this Agreement and Fortress Credit Corp. as Collateral Agent.

Interest Expense has the meaning assigned to that term in Part 1 of Schedule 15 (Financial Terms and Covenants).

Interest Payment Date means each date on which a payment of interest is required pursuant to Clause 8.3(a) (Payment of interest).

Interest Period means in relation to the Loan, any of those periods mentioned in Clause 8.2 (Interest Periods) or, in relation to any overdue amount, the period determined in accordance with Clause 8.4 (Interest on overdue amounts).

Interest Rate means, at any time, the rate calculated pursuant to Clause 8.1 (Calculation of interest).

Investment means:

(a)	the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other person outside the Group or any agreement to make any such acquisition (including any “short sale” or any sale of securities at a time when the seller does not own the securities);

(b)	the making of any deposit with, or advance, loan or other extension of credit to, any other person outside the Group (including the purchase of property from another person subject to an understanding or agreement, contingent or otherwise, to resell the property to that other person);

(c)	the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other person outside the Group and (without duplication) any amount committed to be advanced, lent or extended to that person; or

(d)	the entering into of any Hedging Agreement.

ISIS means ISIS Capital Management, LLC.

Kenosia Note means that certain Promissory Note in the aggregate principal amount of $1,000,000 dated July 1, 2005 by the Company in favor of Bristol Technologies, Inc.

Kenosia Payment Date means the earlier of (i) January 31, 2006 or (ii) the date on which the Pledgor has paid the full principal amount outstanding under the Kenosia Note.

Kenosia Pledge Agreement means that certain Pledge and Security Agreement dated as of July 1, 2005 by and between the Company and Bristol Technology, Inc. relating to the shares of Kenosia Corporation.

Lender means:

(a)	the Original Lender; or

(b)	any person which becomes a Lender after the date of this Agreement.

Lender Rejection means that the Company has requested that the Lenders consider making an Advance under Tranche B available with respect to a proposed Portfolio Company having a twelve month trailing EBITDA of $1,000,000 or more and the Agent has notified the Company that the Lenders are not willing to make such Advance available.

LIBOR means for any Interest Period:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for such Interest Period, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m., London time, two Business Days prior to the beginning of such Interest Period, for the offering of deposits in U.S. Dollars for a period comparable to such Interest Period; provided, however, that for purposes of calculating the Interest Rate, LIBOR shall at no time be less than a rate equal to 2.65%

Lien means:

(a)	any security interest, lien, mortgage, deed of trust, pledge, encumbrance, charge, assignment, hypothecation or other agreement or arrangement having the effect of conferring security;

(b)	the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing);

(c)	in the case of securities, any adverse claim, purchase option, call or similar right of a third party with respect to those securities; or

(d)	any negative pledge or other restriction on assignment, transfer or pledge.

Loan means the aggregate principal amount outstanding from time to time of each borrowing under this Agreement and any PIK Interest which has been added to such principal pursuant to Clause 8.3(b) (Payment of interest).

Majority Lenders means, at any time, Lenders:

(a)	whose share in the outstanding Loan and whose undrawn Commitments then aggregate 51% or more of the aggregate of the Loan and all undrawn Commitments of all the Lenders;

(b)	if there is no Loan then outstanding, whose undrawn Commitments then aggregate 51% or more of the Total Commitments; or

(c)	if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 51% or more of the Total Commitments immediately before the reduction.

Margin means 9% per annum.

Margin Regulations means Regulations U and X issued by the Board.

Margin Stock has the meaning given to it in the Margin Regulations.

Material Adverse Effect means a material adverse effect on:

(a)	the business, assets, operations, prospects or condition, financial or otherwise, of any Material Group Member or the Group as a whole;

(b)	the ability of any Material Group Member or the Group as a whole to perform its obligations under any Finance Document;

(c)	the validity or enforceability of any Finance Document or any Security Interest purportedly created under any Security Document; or

(d)	any material right or remedy of a Finance Party in respect of a Finance Document.

Material Group Member means any member of the Group listed in Schedule 12 or any member of the Group that at any time has a 12 month trailing EBITDA which is equal to or greater than the lesser of (i) US$400,000 and (ii) the amount which is equal to 15% of the 12 month trailing Consolidated EBITDA.

Maturity Date means four (4) years from the Closing Date.

Multiemployer Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Obligor or any ERISA Affiliate is making or accruing (or is required to make or accrue) an obligation to make contributions, or has within any of the preceding five (5) plan years made or accrued (or was required to make or accrue) an obligation to make contributions.

Net Cash Proceeds means in the case of any Disposition, the aggregate amount of all cash payments received by, or paid at the direction of, any Obligor directly or indirectly in connection with such Disposition, whether at the time of such Disposition or after such Disposition under deferred payment arrangements or any other arrangement entered into or received in connection with such Disposition (including Disposition Investments); provided, that Net Cash Proceeds of any Disposition shall be net of all reasonable out of pocket fees, costs, expenses and stamp, registration or transfer Taxes incurred and paid by an Obligor as a result of such Disposition.

Obligor means a Borrower or a Guarantor.

Original Financial Statements means the audited consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2004 and the unaudited consolidated financial statements of the Company and its Subsidiaries for the fiscal quarter and the portion of the fiscal year ended March 31, 2005.

Original Obligor means the Company or an Original Guarantor.

Overdue Interest Rate means, at any time, the Interest Rate at such time plus 3% per annum.

Party means a party to this Agreement.

Payment Date means each Principal Repayment Date and each Interest Payment Date.

Permitted Encumbrance means:

(a)	any Lien imposed by law for Taxes that are not yet due or are being contested in compliance with Clause 18.5 (Payment of obligations);

(b)	any carrier’s, warehouseman’s, mechanic’s, materialman’s, repairman’s or other similar Lien imposed by law that arises in the ordinary course of business and secures obligations that are not overdue by more than 30 days or are being contested in compliance with Clause 18.5 (Payment of obligations);

(c)	any pledge or deposit made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)	any cash deposit to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; or

(e)	any easement, zoning restriction, right-of-way or similar encumbrance on real property imposed by law or arising in the ordinary course of business that does not secure any monetary obligation and does not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

(f)	any Lien securing Indebtedness permitted by Clause 18.11(b)(vi) (Indebtedness) that is incurred at the same time as that Indebtedness is incurred;

(g)	until the Kenosia Payment Date, any lien on the shares of the Kenosia Corporation, pursuant to the Kenosia Pledge Agreement; or

(h)	any other lien consented to, in writing, by the Agent.

but except as specifically stated in paragraph (f) or paragraph (g) or consented to pursuant to paragraph (h), expressly excludes any Lien securing Indebtedness.

Permitted Investments means:

(a)	direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any U.S. governmental agency to the extent the obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition;

(b)	investments in commercial paper maturing within 270 days from the date of acquisition and having, at the date of acquisition, the highest credit rating obtainable from Standard & Poor’s Ratings Services or from Moody’s Investors Service, Inc.;

(c)	investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any U.S. domestic office of any commercial bank organized under the laws of the United States of America or any U.S. State which has a combined capital and surplus and undivided profits of not less than $250,000,000; and

(d)	fully collateralized repurchase agreements with a term of not more than 30 days for securities described in paragraph (a) above and entered into with a financial institution satisfying the criteria described in paragraph (c) above.

Permitted Transaction means:

(a)	an intra-Group re-organization of a Subsidiary on a solvent basis;

(b)	a disposal allowed under Subclause 18.10 (Disposals); or

(c)	any other transaction expressly permitted under this Agreement or otherwise agreed by the Majority Lenders.

PIK Interest has the meaning set forth in Clause 8.3(b) (Payment of interest).

Plan means a Single Employer Plan or a Multiemployer Plan.

Pledge Agreement means each pledge agreement in form and substance satisfactory to the Agent, to be executed by the Company and any other Obligor which has a subsidiary granting a first priority security interest in 100% of the Equity Interests held by the Company or such Obligor.

Portfolio Companies means each company organized in the United States and approved by the Agent (acting in its sole discretion), whose Equity Interests are to be acquired by a Borrower, using, inter alia, the proceeds of Tranche B of the Loan.

Principal Repayment Date means the last day of each calendar month occurring during the Term and the Maturity Date.

Pro Rata Share means:

(a)	for the purpose of determining a Lender’s share in the utilization of the Facility, the proportion which its Commitment bears to all the Commitments; and

(b)	for any other purpose on a particular date:

(i)	the proportion which a Lender’s share of the Loan (if any) bears to the Loan;

(ii)	if no portion of the Loan is outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date; or

(iii)	if no portion of the Loan is outstanding on that date and if the Total Commitments have been cancelled, the proportion which its Commitments bore to the Total Commitments immediately before being cancelled.

Reference Banks means Citibank N.A., JPMorgan Chase, N.A. and Bank of America N.A. and any other bank or financial institution appointed as such by the Agent under this Agreement.

Repayment Date means each Principal Repayment Date and each Interest Repayment Date.

Repayment Installment means each installment for repayment of the Loan.

Request means request for an Advance, substantially in the form of Schedule 3 (Form of Request).

Restricted Payment means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests, or any option, warrant or other right to acquire any such Equity Interests.

Screen Rate means the rate appearing on page 3750 of the Dow Jones Market Service for U.S. Dollar deposits for the relevant Interest Period. If the relevant page is replaced or the service ceases to be available, the Agent (after consultation with the Company and the Lenders) may specify another page or service displaying the appropriate rate.

Security Agreement means each security agreement, in form and substance satisfactory to the Agent, to be executed by an Obligor granting a first priority security interest in favor of the Agent with respect to all aspects of such Obligor.

Security Document means:

(a)	each Security Agreement;

(b)	each Pledge Agreement;

(c)	each Control Agreement; and

(d)	any other document (including financing statements and trademark or patent security agreements) evidencing, creating or perfecting a security interest over any asset of an Obligor to secure any obligation of any Obligor to a Finance Party under the Finance Documents.

Security Interest means a security interest created by or under a Security Document.

Single Employer Plan means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA and that (a) is maintained for the employees of a Borrower or any ERISA Affiliate or which is subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code or (b) was so maintained and in respect of which any Obligor or any ERISA Affiliate could reasonably be expected to have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

Subordinated Indebtedness means the principal amount of $2,500,000.00 which will remain outstanding after the Closing Date under the Subordinated Note and Warrant Purchase Agreement.

Subordinated Note and Warrant Purchase Agreement means that certain subordinated note and warrant purchase agreement dated as of January 31, 2005 between the Company and the purchasers identified therein.

Subordinated Noteholders means Crestview Capital Master, LLC and DCOFI, LDC.

Subsidiary means an entity of which a person owns directly or indirectly more than 50% of the Equity Interests, or whose accounts would be consolidated with those of that person in accordance with GAAP.

Target Company means any publicly traded company or companies organized in the United States, approved by the Agent (acting in its sole discretion) whose Equity Interests are to be acquired by a Borrower, using, inter alia, the proceeds of Tranche C of the Loan.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature, including any income, franchise, stamp, documentary, excise or property tax, charge or levy (in each case, including any related penalty or interest).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document other than a Tax described in Clause 10.3(b) (Tax indemnity).

Tax Payment means a payment made by an Obligor to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by that Obligor in respect of Tax under any Finance Document.

Term means the period commencing on the Closing Date and ending on the date which is 48 months after the Closing Date.

Total Commitments means the aggregate of the Commitments of all the Lenders.

Total Debt to EBITDA Ratio has the meaning assigned to that term in Part 1 of Schedule 15 (Financial Terms and Covenants).

Tranche means each of Tranche A, Tranche B or Tranche C.

Tranche A means a tranche of the Loan being made available pursuant to Clause 2.1, up to a maximum amount of $10,000,000.

Tranche B means a tranche of the Loan being made available pursuant to Clause 2.1, up to a maximum amount of $15,000,000.

Tranche C means a tranche of the Loan being made available pursuant to Clause 2.1, up to a maximum amount of $25,000,000.

Transaction Documents means the Finance Documents and the Acquisition Documents.

U.S. Dollars, Dollars, U.S. $ and $ refer to the lawful money of the United States of America.

Utilization Date means each date on which the Facility is utilized.

Warrant Agreement means that certain Warrant Agreement to be entered into between the Company and the Agent in form and substance satisfactory to the Agent.

Warrants means each of the Warrants to acquire common stock of the Company issued pursuant to the Warrant Agreement.

Warp Solutions/Spider Cache Business means each of Warp Solutions, Inc., Warp Solutions Ltd., 6043577 Canada, Inc. and Spider Software, Inc. and the business and operations of such Persons.

1.2	Construction

(a)	In this Agreement:

(i)	includes and including are not limiting;

(ii)	or is not exclusive;

(iii)	any pronoun shall include the corresponding masculine, feminine and neuter forms;

(iv)	Clauses are designated by whole numbers, Subclauses are designated by whole numbers followed by a decimal point and another whole number, paragraphs are designated by lower case letters in parentheses and subparagraphs are designated by lower case Roman numerals in parenthesis; and

(v)	headings are for convenience only, are not a part of this Agreement and shall not be used in construing it.

(b)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, modification, waiver, novation, restatement or re-enactment and amended will be construed accordingly;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	an authorization includes an authorization, consent, approval, resolution, license, franchise, exemption, filing, registration or notarization;

(iv)	a Clause, a Subclause, a paragraph, a subparagraph or a Schedule is a reference to a clause, Subclause, paragraph or subparagraph of, or a schedule to, this Agreement;

(v)	control means the possession, directly or indirectly, of the power acting alone to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise;

(vi)	disposal means a sale, transfer, grant, conveyance, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(vii)	a Finance Document or another document or agreement is a reference to that Finance Document or other document or agreement as amended, modified, supplemented, restated or novated;

(viii)	financial statements means the balance sheet and related statements of operations, stockholders’ equity and cash flows of the relevant person as of the end of and for the relevant period, which shall be both consolidated and separately stated in the case of the Company and its Subsidiaries;

(ix)	a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(A)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(B)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(C)	notwithstanding sub-paragraph (A) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(x)	the term law includes any law, statute, regulation, regulatory requirement, rule, ordinance, ruling, decision, treaty, directive, order, guideline, regulation, policy, writ, judgment, injunction or request of any court or other governmental, inter-governmental or supranational body, entity, officer or official, fiscal or monetary authority, or other ministry (and their interpretation, administration and application), whether or not having the force of law;

(xi)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any successor law;

(xii)	a Default being outstanding means that it has not been remedied or waived;

(xiii)	a Party or any other person includes its successors in interest, permitted assigns and permitted transferees;

(xiv)	a Party will not include that Party if it has ceased to be a Party under this Agreement;

(xv)	a person includes any individual, company, corporation, limited liability company, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organization or other entity whether or not having separate legal personality;

(xvi)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, officer or official, agency, department or regulatory, self-regulatory or other authority or organization;

(xvii)	a time of day is a reference to New York City, New York time;

(c)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms and, notwithstanding any term of any Finance Document, no consent of any third party is required for any amendment, variation (including any release or compromise of any liability), waiver or termination of that Finance Document or any provision of that Finance Document.

(d)	Unless the contrary intention appears:

(i)	an amount in U.S. Dollars is payable only in U.S. Dollars;

(ii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)	any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of an Obligor is or may be outstanding under the Finance Documents.

(e)	Except expressly provided to the contrary and subject to the provisions of Subclause 16.2 (Form of financial statements), all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

2.	FACILITY

2.1	Facility

Subject to the terms and conditions of this Agreement, the Lenders agree to make available to the Borrowers a term loan facility in three Tranches in an aggregate amount equal to the Total Commitments. Notwithstanding the preceding sentence and the mechanics contained herein relating to Tranche B and Tranche C, the Obligors acknowledge that the Lenders have not conducted any due diligence with respect to Tranche B or Tranche C (or any proposed Portfolio Company or Target Company) and that the ultimate decision as to whether or not to make any Advance of Tranche B or Tranche C available will be made by the Lenders acting in their sole discretion and that the Lenders are not under any obligation whatsoever to make any Advances under either Tranche B or Tranche C. The parties also acknowledge that it may be necessary, prior to the making of any Advance under Tranche B or Tranche C, to amend certain terms of this Agreement (including Clause 17, the definition of Material Group Member and Schedules 11, 12 and 13).

2.2	Nature of a Finance Party's rights and obligations
Unless otherwise agreed by all the Finance Parties:

(a)	the obligations of a Finance Party under the Finance Documents are several;

(b)	failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

(c)	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)	the rights of a Finance Party under the Finance Documents are separate and independent rights;

(e)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

(f)	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.

3.	PURPOSE

3.1	Purpose of each Tranche

(a)	Tranche A may be used only to refinance the Existing Debt and to pay certain costs and expenses incurred in connection with the Finance Documents.

(b)	Tranche B may be used only to partially fund the acquisition by a Borrower of one or more Portfolio Companies (including all the Acquisition Costs relating thereto) and to pay certain costs and expenses incurred in connection with the Finance Documents and to finance an agreed amount of working capital.

(c)	Tranche C may be used only to partially fund the acquisition by a Borrower of one or more Target Companies (including the Acquisition Costs relating thereto) and to pay certain costs and expenses incurred in connection with the Finance Documents and to finance an agreed amount of working capital.

3.2	No obligation to monitor
No Finance Party has any obligation to monitor or verify the utilization of the Facility.

4.	CONDITIONS PRECEDENT

4.1	General conditions precedent

A Request may not be given until the Agent has notified the Company and the Lenders that it has received all of the documents and evidence set out in Part 1 of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent will give this notification to the Company and the Lenders promptly upon being so satisfied.

4.2	Additional conditions precedent with respect to certain Advances

In addition to the conditions precedent referred to in Clause 4.1 above, a Request for any Advance relating to Tranche B or Tranche C may not be given until the Agent has notified the Company and the Lenders that it has received all of the relevant documents and evidence set out in Part 2 of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent will give this notification to the Company and the Lenders promptly upon being so satisfied.

4.3	Further conditions precedent

The obligations of each Lender to participate in any Advance are subject to the further conditions precedent that on both the date of the Request and the Utilization Date for that Advance:

(a)	the representations and warranties set forth in Clause 15 (Representations and warranties) are true and correct in all material respects, except for matters that speak to a specific time which are true and correct in all material respects only as of such time; and

(b)	no Default is outstanding or would result from the making of such Advance.

4.4	Target companies

For the purposes of determining whether or not the conditions precedent in Clause 4.3 (Further conditions precedent) have been met on the Utilization Date (or requested Utilization Date) for any Advance relating to Tranche B or Tranche C, references in Clauses 15 (Representations and warranties), 16 (Information covenants), 17 (Financial covenants), 18 (General covenants) and 19 (Default) to the Group or to any members of the Group shall be construed so as to include references to any Portfolio Company or the Target Company, the acquisition of which will be partially financed by the proceeds of such Advance.

4.5	Issuance of Promissory Notes

Simultaneously with the making of any Advance, the Borrowers shall deliver original Promissory Notes in accordance with the provisions of Clause 5.5 (Evidence of debt).

5.	LOANS

5.1	Giving of Requests

(a)	A Borrower may borrow an Advance by giving to the Agent a duly completed Request.

(b)	Unless the Agent otherwise agrees, the latest time for receipt by the Agent of a duly completed Request is 11:00 a.m. three Business Days before the Utilization Date.

(c)	Unless the Agent otherwise agrees, only one Request may be given and only one Advance shall be made for each of Tranche A and Tranche C. Unless the Agent otherwise agrees in writing, up to four Requests may be given and up to four Advances may be made for Tranche B, provided, that at no time shall the aggregate principal amount of all Advances for Tranche B exceed US$15,000,000 (not including any PIK Interest added to the principal of any Advance made under Tranche B). To the extent that the Lenders do not (for any reason) fund an Advance that is requested in a Request, such Request shall not count against the limits set forth in this Clause 5.1(c). The parties acknowledge that the Company may acquire one or more Portfolio Companies or Target Companies with a single Advance.

(d)	Each Request is irrevocable, subject to closing of the relevant Acquisition.

(e)	A Request may be made by telephone but must be confirmed promptly by a written Request delivered in accordance with Clause 34 (Notices). No Finance Party shall have any liability for any telephonic Request reasonably believed by it to be genuine, and, the Obligors agree to bear all risk of errors in respect of telephonic Requests.

5.2	Completion of Requests
A Request for an Advance will not be regarded as having been duly completed unless:

(a)	it identifies the relevant Obligor;

(b)	it identifies the Tranche which the Advance applies to;

(c)	it specifies the Utilization Date for such Advance and the Utilization Date is a Business Day falling within the Availability Period;

(d)	it specifies the amount of the Advance requested and the amount is not in excess of the maximum undrawn amount available under the relevant Tranche on the proposed Utilization Date and in addition the amount of the Advance must be a minimum of U.S.$1,000,000, except as otherwise agreed by the Agent;

(e)	if an Advance is attributable to more than one company, it should identify the portion of the Advance that is attributable to each such company; and

(f)	only one Advance may be requested in a Request.

5.3	Interest Periods

(a)	The initial Interest Period will commence on the Closing Date and each subsequent Interest Period will commence on the expiry of its preceding Interest Period.

(b)	Subject to the following provisions of this Clause, each Interest Period will be one month or any other period agreed by the Company and the Lenders.

(c)	Subject to the provisions of Subclause 1.2(b)(ix) (Construction), if an Interest Period would end on a day other than a Business Day, that Interest Period will be extended to end on the next Business Day.

(d)	In no case may an Interest Period overrun the Maturity Date.

(e)	The Agent must notify the relevant Borrower and the Lenders of the duration of each Interest Period promptly after ascertaining its duration.

5.4	Advances

(a)	The Agent will promptly notify each Lender of the details of each requested Advance and the amount of its share in that Advance.

(b)	The amount of each Lender’s share of an Advance will be its Pro Rata Share on the proposed Utilization Date.

(c)	No Lender is obliged to participate in an Advance if as a result:

(i)	its share in the Loan would exceed its Commitment; or

(ii)	the Loan would exceed the Total Commitments.

(d)	If the conditions set out in this Agreement have been met, each Lender must make its share in an Advance available to the Agent for the relevant Borrower by wire transfer of immediately available funds to the Agent’s Account no later than 12:00 noon on the Utilization Date. Each Lender will fund each Advance from its Facility Office.

(e)	Unless the Agent receives notice from a Lender before the Utilization Date of an Advance that that Lender will not make available its share of the requested Advance, the Agent may assume that the Lender has made its share available in accordance with this Subclause and may make available to the relevant Borrower a corresponding amount. If a Lender has not in fact made its share of any Advance available to the Agent, then that Lender and the relevant Borrower severally agree to pay to the Agent immediately on demand that Lender’s share of the Loan with interest, for each day from and including the date that amount is made available to the Borrower to but excluding the date of repayment to the Agent, at:

(i)	in the case of the Lender, the Federal Funds Effective Rate; or

(ii)	in the case of the relevant Borrower, the Interest Rate.

(iii)	Only when a Lender has paid its share of an Advance to the Agent, will that amount constitute the Lender’s share of the Loan. Borrower shall not be obligated to pay any Breakage Costs incurred as a result of a repayment under this Clause 5.4(e).

(f)	To the extent any Lender fails to make available its share of a requested Advance, the Borrower shall not be obligated to borrow any other portion of such requested Advance.

5.5	Evidence of Debt

The Loan shall be evidenced by certain promissory notes in the form of Schedule 6 (collectively, the Promissory Notes). For each Lender making an Advance on any Utilization Date, the initial principal amount of any Promissory Note issued to it on such Utilization Date shall be the amount of such Advance actually advanced by it. Promissory Notes will be registered in the name of the Lender which is the holder of thereof or its nominee. In the event any Lender names the Agent as its nominee, the Promissory Note issued to the Agent may be in an initial principal amount equal to the aggregate of the full amount of the Advance made by the agent, as Lender, and such nominating Lender, provided, that the Agent shall separately note on its internal records, in accordance with its customary business practices, the amount of the Advance made by each Lender and, from time to time thereafter, the amounts of principal and interest paid to each such Lender. It is anticipated that one Promissory Note will be issued per Advance per Lender (except as indicated in the preceding sentence), but each Lender shall have the right to consolidate its Promissory Notes or divide of any of its Promissory Notes into multiple Promissory Notes by canceling the relevant Promissory Notes in exchange for new Promissory Notes to be issued by the Borrowers. All Promissory Notes will be equally and ratably secured hereunder, without preference, priority or distinction on account of the dates or the actual times of the issuance of the Promissory Notes, so that all Promissory Notes will have the same rights and preferences under and by virtue of this Agreement.

6.	REPAYMENT OF THE LOAN

6.1	Repayment of the Loan

(a)	Principal on the Loan then outstanding shall be due and payable in installments, payable on the Principal Repayment Dates and in such amounts, as are set forth in Schedule 7 to this Loan Agreement (as adjusted in accordance with Clause 6.1(b) hereof from time to time), it being understood that no amount of principal is scheduled to be repaid until the first Principal Repayment Date to occur on or after the date which is 18 months after the Closing Date.

(b)	Schedule 7 hereto and Annex I attached to any Promissory Note outstanding hereunder shall be adjusted from time to time by the Agent as follows:

(i)	On each Utilization Date, on any date that PIK Interest ceases to be added to the principal amount of the Loan (or any date thereafter that PIK Interest is to be added to the principal amount of the Loan) and on the date of each prepayment of the Loan made pursuant to Clause 7 hereof, the Agent shall make such adjustments to Schedule 7 as are necessary to reflect any additional Advances or change in the addition of PIK Interest being made on such date or such prepayment of the Loan as the Agent shall determine are necessary to accurately reflect the payments of principal due to the Lenders; and

(ii)	On each date that PIK Interest ceases to be added to the principal amount of the Loan (or any date thereafter that PIK Interest is to be added to the principal amount of the Loan) and on the date of any partial prepayment (but not prepayment in full) of the principal amount outstanding with respect to any portion of the Loan made pursuant to Clause 7 (Prepayment and Cancellation of Commitments) hereof, the Agent shall make such adjustments to any Annex I to any Promissory Note as are necessary to reflect such charge in the addition of PIK Interest or such partial prepayment of the Loan as the Agent shall determine are necessary.

(iii)	Absent manifest error, any such adjustments made by the Agent under this Clause 6.1(b) shall be binding on each Obligor and each Finance Party and such adjusted Schedule 7 or Annex I shall become part of this Agreement or the related Promissory Note, respectively, and shall replace any previously existing Schedule 7 or, with respect to the relevant Promissory Note, Annex I, without any further act. Agent shall, immediately upon any such adjustment hereunder, send to Company and any affected Lender copies of any such Schedule 7 or Annex I adjusted hereunder promptly following any such adjustment, together with the basis for such adjustments in reasonable detail; provided however, that failure of the Agent to distribute copies of any adjusted Schedule 7 or Annex I shall not prevent such adjusted Schedule 7 or Annex I from being binding on each Obligor and each Finance Party. Agent shall not be liable to any Person for any errors made in connection with the adjustments contemplated by this Clause 6.1(b) except to the extent caused by the gross negligence or willful misconduct of Agent.

(c)	Each Borrower must jointly and severally repay the outstanding principal amount of all the Loan in accordance with paragraph (a) above.

(d)	Amounts repaid under this Subclause may not be reborrowed.

(e)	The Loan must be repaid in full on no later than the Maturity Date.

6.2	Application of payments

Repayments under this Clause will be applied first to the repayments of accrued and unpaid interest (including any accrued PIK Interest which has not already been added to the principal of the Loan) and second to the repayment of outstanding principal of the Loan.

7.	PREPAYMENT AND CANCELLATION OF COMMITMENTS

7.1	Mandatory prepayment – illegality

(a)	A Lender must notify the Company promptly if it becomes aware that it is unlawful in any jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in the Loan.

(b)	After notification under paragraph (a) above:

(i)	each Borrower must repay or prepay the share of that Lender in the Loan on the date specified in paragraph (c) below; and

(ii)	the Commitments of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in the Loan will be the date specified by the Lender in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law.

7.2	Mandatory prepayments – certain proceeds

The Borrower will be required to reduce the amount of the Loan then outstanding by repaying the Loan in an amount equal to:

(a)	100% of all insurance proceeds payable with respect to any Collateral (the Insurance Proceeds); provided that the Obligor receiving such Insurance Proceeds may retain the same to the extent that the Borrower has notified the Agent in writing that the Obligor intends to apply such Insurance Proceeds to the repair, restoration or replacement of the affected property (it being understood that to the extent any Insurance Proceeds intended to be applied to such repair, restoration or replacement are not in fact applied within sixty days after the date of receipt of such Insurance Proceeds, then the Borrower shall prepay the Loan in an amount equal to such unapplied portion of the Insurance Proceeds);

(b)	in connection with the sale of shares or any other Equity Interest in any Acquired Subsidiary, the principal outstanding amount of the Advance made under the Loan to partially finance the acquisition of such Acquired Subsidiary (which in the case of Gupta shall be Advance A) or, in the case of any of Advance that related to the financing of more than one Acquired Subsidiary, the portion of such Advance which is attributable to the Acquired Subsidiary being sold (as set forth in the relevant Request or, if not set forth in the relevant request, as determined by the Agent); provided, that, if a Default has occurred and is continuing, 100% of the Net Cash Proceeds related to any Disposition shall be applied to repayment of the Loan under this Clause 7.2(b); and provided, further, that, so long as no Default has occurred and is continuing, the sale of the Warp Solutions/Spider Cache Business will not trigger a mandatory prepayment under this clause; and

(c)	an amount equal to 85% of the aggregate of all Excess Cash Flows for each member of the Group (calculated for each period commencing on the later of the Closing Date or the date on which a prepayment under this subclause (c) was last previously made and ending on the date immediately prior to a payment under this subclause (c)); provided that no repayment shall be required under this subclause (c) unless prior to the date which is 9 months after the Closing Date (i) no Advances have been made under Tranche B and (ii) the Company has not acquired (after the Closing Date and without the incurrence of any Indebtedness) 100% of the Equity Interests of any new subsidiary which at the time of acquisition had a twelve month trailing EBITDA of greater than $1,000,000; provided further that, in the event prepayments are required to be made under this subclause (c) (assuming Excess Cash Flow is a positive amount) then Borrower must prepay the loan in full no later than the date which is 21 months after the Closing Date.

Mandatory prepayments required under Clause 7.2(a) shall be made within one Business Day of receipt of Insurance Proceeds (except as provided above), mandatory prepayments required under Clause 7.2(b) shall be made on the same day that Net Cash Proceeds are received, mandatory prepayments required under Clause 7.2(c), if any, shall be made quarterly commencing on the date which is 9 months after the Closing Date.

7.3	Mandatory prepayment – change of control

(a)	A change of control occurs if:

(i)	Ron Bienvenu, his immediate family members or any trust, trustee or other personal representative acting for the benefit of Ron Bienvenu or his immediate family members, ceases to directly or indirectly own 90% of the issued and outstanding Equity Interests in the Company currently owned, directly or indirectly, by Ron Bienvenu, as adjusted to take into account any dividends paid in additional shares in the company or any stock splits or other similar adjustments involving the Equity Interests of the Company; provided, however, that failure of any such Person to exercise any warrants, options or other right to acquire additional Equity Interests in the Company shall not constitute a cessation of ownership or control of Equity Interests under this Clause 7.3(a)(i).

(ii)	Ron Bienvenu ceases to perform the management functions he currently performs for the Company or otherwise ceases to be involved in the day to day management of the Company and is not replaced within 90 days by a person satisfactory to the Agent, acting in its sole discretion; provided however, that if Ron Bienvenu ceases to be involved in the day to day management of the Company due to his death, a change of control will not occur unless Ron Bienvenu is not replaced within 180 days by a person satisfactory to the Agent, acting in its sole discretion.

The Company must promptly notify the Agent if it becomes aware of any change in control.

(b)	If a change of control occurs then, if the Majority Lenders so require, the Agent must, by notice to the Company:

(i)	cancel the Total Commitments; and

(ii)	declare the Loan, together with accrued interest (including any PIK Interest which has not previously been added to the principal amount of the Loan) and all other amounts owing under the Finance Documents, to be immediately due and payable.

7.4	Any such notice will take effect in accordance with its terms. Voluntary prepayment

(a)	Unless required in accordance with the terms of this Agreement or if a Lender Rejection has occurred, the Loan may not be prepaid during the first twelve months of the Term. Thereafter, any Borrower may prepay the Loan in accordance with the terms of this Subclause.

(b)	Unless required in accordance with the terms of this Agreement, the Loan may only be prepaid in whole.

(c)	Each relevant Borrower must give the Agent a duly completed notice of its request to prepay no later than 11:00 a.m. three Business Days before the date of prepayment.

(d)	Each notice given under paragraph (c) above must indicate the prepayment date, which must be the last day of an Interest Period unless the Majority Lenders permit otherwise and if the Majority Lenders do so permit, the Borrower shall be obligated to pay all applicable Breakage Costs.

(e)	If a Borrower elects to prepay the Loan pursuant to this Clause 7.4 (Voluntary prepayment); other than as a result of the occurrence of a Lender Rejection, it shall pay, in addition to the amount of the Loan then outstanding and all accrued but unpaid interest (including any accrued PIK Interest not previously added to the principal of the Loan), a prepayment premium equal to (i) three % of the then outstanding principal amount of the Loan, if such prepayment occurs on or prior to the date which is 24 months after the Closing Date, (ii) two % of the then outstanding principal amount of the Loan if such prepayment occurs after the date which is 24 months after the Closing Date and on or prior to the date which is 36 months after the Closing Date and (iii) one % of the then outstanding principal amount of the Loan if such prepayment occurs 36 months after the Closing Date. In addition, the relevant Borrower must pay any Breakage Costs.

(f)	Upon prepayment of the Loan under this Clause 7.4, the Total Commitments will be automatically cancelled.

7.5	Automatic cancellation

(a)	The Commitments of each Lender will be automatically cancelled at the close of business on August 30, 2005 if the Closing Date has not occurred on or prior to such date.

(b)	The Commitments of each Lender will be automatically cancelled at the close of business on the last day of the Availability Period.

7.6	Voluntary cancellation

(a)	The Company may, after the date which is 12 months after the Closing Date, by giving not less than five Business Days’ prior irrevocable notice to the Agent, cancel the unutilized amount of the Total Commitments in whole or in part.

(b)	Partial cancellation of the Total Commitments must be in a minimum amount of U.S.$1,000,000 or such lesser amount as may be undrawn and uncancelled or such other amount as may be agreed by the Agent (acting on the instructions of the Majority Lenders).

(c)	Any cancellation in part will be applied against the relevant Commitment of each Lender pro rata.

7.7	Involuntary prepayment and cancellation

(a)	If an Obligor is, or will be, required to pay to a Lender a Tax Payment or an Increased Cost, the Company may, while the requirement continues, give notice to the Agent and the affected Lender:

(i)	requesting prepayment and cancellation in respect of that Lender; or

(ii)	requesting that Lender assign and delegate its rights and obligations to an assignee designated by the Company.

(b)	After notification and a request for prepayment and cancellation under paragraph (a)(i) above:

(i)	the Borrowers must repay or prepay that Lender’s share in the Loan on the date specified in paragraph (c) below; and

(ii)	the Commitment of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in the Loan will be the date specified by the Company in its notification and request under paragraph (a)(i) above.

(d)	The Company may only request an assignment under paragraph (a)(ii) above if:

(i)	it has received the prior written consent of the Agent not to be unreasonably withheld or delayed; and

(ii)	in connection with the assignment:

(iii)	the assigning Lender receives from the new Lender payment in full of the outstanding principal amount of its portion of the Loan together with all accrued and unpaid interest and fees and any other amounts owed to it under the Finance Documents;

(iv)	the new Lender assumes the Commitment of the assigning Lender, as well as any other obligations of the assigning Lender under the Finance Documents; and

(v)	the assigning Lender assigns to the new Lender its portion of the Loan and related rights under the Finance Documents;

(vi)	the assignment results in a reduction of the Tax Payment or Increased Costs otherwise payable; and

(vii)	the Company bears all reasonable, out-of-pocket costs of the assignment.

Any assignment under this Subclause must be effected in accordance with Subclause 28.3 (Procedure for assignments by Lenders).

7.8	Miscellaneous provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Tranche. The Agent must notify the Lenders promptly of receipt of any such notice.

(b)	All prepayments under this Clause 7 (Prepayment and cancellation of commitments) must be made with accrued interest (including any accrued PIK Interest not previously added to the principal of the Loan) on the amount prepaid.

(c)	The relevant Borrower must pay all Breakage Costs associated with any voluntary or involuntary (other than in the case of an involuntary prepayment under Clause 7.1) prepayment of the Loan prior to the end of the Term.

(d)	No premium, penalty or fee is payable in respect of any involuntary prepayment except for any Breakage Costs; provided that no Breakage Costs shall be payable in respect of prepayments required pursuant to Clause 7.1.

(e)	The Majority Lenders may agree to a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(f)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(g)	No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

(h)	Any partial prepayment of the Loan will be applied against the remaining Repayment Installments pro rata.

8.	INTEREST

8.1	Calculation of interest

The rate of interest payable on the Loan for each Interest Period is the percentage rate per annum equal to the sum of LIBOR for that Interest Period plus the Margin.

8.2	Interest Periods

The period for which the Loan is outstanding shall be divided into successive periods, the first of which shall start on the Closing Date and end on the Principal Repayment Date immediately following the Closing Date. Each subsequent Interest Period shall start on the day immediately succeeding the last day of the Interest Period then ending and shall end on the immediately following Principal Repayment Date. The last Interest Period shall end on the Maturity Date.

8.3	Payment of interest

(a)	On the last day of each Interest Period the Borrower shall pay accrued interest on the Loan (other than any portion of accrued interest that shall constitute PIK Interest and which is added to the principal of the Loan pursuant to paragraph (b) below).

(b)	Notwithstanding paragraph (a) and Clause 8.1 (Calculation of interest) above, but subject to paragraph (c) below, provided, that no Default shall have occurred and be continuing on the applicable Interest Payment Date, an amount equal to the regularly scheduled interest payment that would have been due on any Interest Payment Date (other than the Maturity Date), but assuming solely for this purpose that such interest payment was calculated using an interest rate of 4% per annum instead of the Interest Rate, shall be automatically added (such interest so added, the PIK Interest) to the principal outstanding amount of the Loan, and such PIK Interest shall itself bear interest, from and after the Interest Payment Date when it became due, at the Interest Rate. Each automatic addition of PIK Interest to the principal balance of the Loan pursuant to this paragraph (b) shall be deemed to be an additional extension of credit by the Lenders and shall constitute a representation and warranty by the Borrowers on the relevant Interest Payment Date that no Default has occurred and is continuing on such date. If (i) a Default shall have occurred on or prior to, and be continuing on, any Interest Payment Date or (ii) the Company has given the Agent prior written notice that the Company wants to cease having PIK Interest added to the principal of the Loan on any future Interest Payment Date, no PIK Interest will be added to the principal outstanding under the Loan and all accrued interest shall be payable in cash on such Interest Payment Date pursuant to paragraph (a) above.

(c)	Upon the repayment or prepayment of the Loan in full, accrued interest (including any accrued PIK Interest that has not previously been added to the principal of the Loan) on the Loan is immediately due and payable.

8.4	Interest on overdue amounts

(a)	If any sum due and payable by any Obligor under the Finance Documents is not paid on the due date therefor in accordance with the provisions of Clause 13 (Payments) or if any sum due and payable by any Obligor under any judgment of any court in connection herewith is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the date upon which the obligation of that Obligor to pay such sum (the balance thereof for the time being unpaid being herein referred to as an unpaid sum) is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the period preceding such period and the duration of each of which shall be selected by the Agent and thereafter notified to the Company and the Lenders.

(b)	During each such period relating thereto as is mentioned in paragraph (a) of this Clause 8.4 an unpaid sum shall bear interest at the rate per annum equal to the Overdue Interest Rate.

(c)	Any interest which shall have accrued under paragraph (b) of this Clause 8.4 in respect of an unpaid sum shall be due and payable and shall be paid by the relevant Obligor at the end of the period by reference to which it is calculated.

8.5	Notification of rates of interest

The Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement, provided that failure to give such notice shall not affect any of the obligations of any Obligor under any of the Finance Documents.

8.6	Interest rate limitation

(a)	If at any time the interest rate applicable to the Loan, together with all other amounts which are treated as interest on the Loan under applicable law, exceeds the maximum lawful rate, the interest payable in respect of the Loan, together with all other amounts treated as interest on the Loan, shall be limited to interest calculated at the maximum lawful rate. To the extent lawful, any amounts not payable because of the operation of the preceding sentence will be cumulated and the interest and other amounts payable in respect of other Loans or periods shall be increased until the cumulated amount, together with interest on that amount at the Federal Funds Effective Rate, shall have been received by the Lenders.

(b)	The limitation contained in paragraph (a) above shall also apply, and on the same terms, to any other amount due under the Finance Documents on which interest accrues.

9.	MARKET DISRUPTION

9.1	Failure of a Reference Bank to supply a rate

If LIBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12:00 noon, London time, two Business Days prior to the beginning of the any Interest Period, the applicable LIBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

9.2	Market disruption

(a)	The Agent must promptly notify the Company and the Lenders if the Agent determines prior to the beginning of any Interest Period that adequate and reasonable means do not exist for ascertaining LIBOR for that Interest Period (the determination of the Agent being conclusive absent manifest error).

(b)	After notification under paragraph (a) above, the rate of interest on each Lender’s share in the Loan will be the aggregate of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable, and in any event before interest is next due to be paid, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in the Loan from whatever source it may reasonably select.

10.	TAXES

10.1	General

In this Clause Tax Credit means a credit against any Tax or any relief or remission for Tax (or its repayment).

10.2	Tax gross-up

(a)	Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	If an Obligor or a Lender is aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify the Agent. The Agent must then promptly notify the affected Parties.

(c)	If a Tax Deduction is required by law to be made by an Obligor or the Agent, the amount of the payment due from the Obligor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(e)	Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor making that Tax Deduction must deliver to the Agent for the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

10.3	Tax indemnity

(a)	Except as provided below, the Company indemnifies each Finance Party against any loss or liability which that Finance Party (in its absolute discretion) determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document or in connection with the execution, delivery or performance of any Finance Document.

(b)	Paragraph (a) above does not apply to any Tax assessed on a Finance Party by the United States of America or under the laws of the jurisdiction in which:

(i)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party has a Facility Office and is treated as resident for tax purposes; or

(ii)	that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

(c)	A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Company of the event which will give, or has given, rise to the claim.

10.4	Non-U.S. Lenders

(a)	In this Clause 10.4:

U.S. Obligor means an Obligor that is incorporated or organized under the laws of the United States of America or any State of the United States of America (including the District of Columbia).

U.S. person has the meaning given to it in Section 7701(a)(30) of the Code.

(b)	Except as provided below, each Lender that is not a U.S. person must supply to the Agent and each U.S. Obligor the U.S. Internal Revenue Service forms that are necessary to enable that U.S. Obligor to make payments to that Lender under the Finance Documents without any deduction or withholding in respect of any Tax in the United States of America.

(c)	A Lender must comply with its obligations under paragraph (b) above as soon as practicable after the date it becomes a party hereto or (if later) the date the U.S. Obligor becomes a party hereto, but in any case prior to the date on which the Agent or U.S. Obligor would be required by law to make a Tax Deduction with respect to a payment to such Lender.

(d)	A Lender is not obliged to supply any form under paragraph (b) above if it is unable to do so by reason of any change after the date of this Agreement in (or in the interpretation, administration or application of) any law or regulation or any published practice or concession of any relevant taxing authority.

(e)	A U.S. Obligor is not obliged to pay any Tax Payment to a Lender to the extent that the Tax Payment would not have been payable if that Lender had complied with its obligations under this Clause 10.4.

10.5	Amount of Tax Payment

A certificate of a Finance Party as to the amount of a Tax Payment owing to it shall be presumed correct absent manifest error.

11.	INCREASED COSTS

11.1	Increased Costs

Except as provided below in this Clause, the Company must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates to the extent resulting from any Change in Law. Increased Costs include those arising from the imposition, modification or application of:

(a)	any reserve, special deposit or similar requirement against assets of, deposits with or credit extended by any Lender; or

(b)	any capital requirements with respect to any Lender (taking into consideration the policies of the relevant Lender and its Affiliates with respect to capital adequacy).

11.2	Exceptions

The Company need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	compensated for under another Clause or would have been but for an exception to that Clause;

(b)	a Tax on the overall net income of a Finance Party or any of its Affiliates; or

(c)	attributable to a Finance Party or its Affiliate failing to comply with any law or regulation.

11.3	Claims

(a)	A Finance Party intending to make a claim for an Increased Cost must notify the Company and the Agent promptly of the circumstances giving rise to, and the amount of, the claim.

(b)	A certificate of a Finance Party setting forth the amount necessary to compensate that Finance Party or its Affiliates for Increased Costs shall be delivered to the Company and the Agent and shall be presumed correct absent manifest error. The Company shall pay the affected Finance Party the amount shown as due in any such certificate within 10 days after receipt.

(c)	Failure or delay on the part of any Finance Party to demand compensation under this Clause shall not constitute a waiver of that Finance Party’s right to demand compensation.

12.	MITIGATION

12.1	Mitigation

(a)	Each Finance Party must, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

(i)	any Tax Payment or Increased Cost being payable to that Finance Party; or

(ii)	that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality,

including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

(c)	The Company must indemnify each Finance Party for all reasonable, out-of-pocket costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under this Subclause.

(d)	A Finance Party is not obliged to take any step under this Subclause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it or be inconsistent with its regulatory position or internal policies.

12.2	Conduct of business by a Finance Party
No term of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

13.	PAYMENTS

13.1	Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Agent) under the Finance Documents must be made to the Agent’s Account prior to 2:00 p.m. on the date when due. Any payment received after that time shall be deemed to have been made on the next Business Day.

13.2	Funds

Payments under the Finance Documents to the Agent must be made for value on the due date in immediately available funds.

13.3	Distribution

(a)	Each payment received by the Agent under the Finance Documents for another Party must, except as provided below, be made available by the Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank in New York as it may notify to the Agent for this purpose by not less than five Business Days’ prior notice.

(b)	The Agent may apply any amount received by it for an Obligor in or towards payment (as soon as practicable after receipt) of any amount due from that Obligor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)	If any Lender fails to make any payment required to be made by it under the Finance Documents, the Agent may, in its discretion, apply any amounts received by it for the account of that Lender to satisfy that Lender’s obligations under the Finance Documents until all such unsatisfied obligations are fully paid.

(d)	Where a sum is paid to the Agent under this Agreement for another Party, the Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Agent, that Party must immediately on demand by the Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Agent at a rate calculated by the Agent to reflect its cost of funds.

13.4	Currency

(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Clause.

(b)	Amounts payable in respect of costs and expenses are payable in the currency in which they are incurred.

(c)	Each other amount payable under the Finance Documents is payable in U.S. Dollars.

13.5	No set-off or counterclaim

All payments made by an Obligor under the Finance Documents must be made without set-off or counterclaim.

13.6	Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day.

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

13.7	Partial payments

(a)	If the Agent receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Agent must apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid reasonable, out-of-pocket fees, costs and expenses of the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest (including any accrued PIK Interest which has not previously been added to the principal amount of the Loan) or fee due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	This Subclause will override any appropriation made by an Obligor.

14.	GUARANTY AND INDEMNITY

14.1	Guaranty and indemnity
Each Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual payment and performance by each Obligor of that Obligor’s obligation under the Finance Documents;

(b)	undertakes with each Finance Party that whenever an Obligor does not pay any amount when due under any Finance Document, it will immediately on demand by the Agent pay that amount as if it were the principal obligor; and

(c)	indemnifies each Finance Party on demand against any loss or liability suffered by it if any obligation guaranteed by the Guarantor is or becomes unenforceable, invalid or illegal.

The obligations guaranteed by each Guarantor under this Clause and the losses and liabilities against which each Guarantor indemnifies the Finance Parties under this Clause are referred to in this Clause, collectively, as the Guaranteed Obligations and, in each case, include all amounts that would become due but for the operation of the automatic stay under section 362(a) of the United States Bankruptcy Code of 1978. The guaranty and indemnity set forth above are referred to in this Clause as this Guaranty.

14.2	Continuing guaranty

(a)	This Guaranty creates a continuing guaranty and will remain in full force and effect until the irrevocable and indefeasible payment in full of the ultimate balance of the Guaranteed Obligations, regardless of any intermediate payment or discharge in whole or in part.

(b)	If, at any time for any reason (including the bankruptcy, insolvency, receivership, reorganization, dissolution or liquidation of any Guarantor or any other Obligor or the appointment of any receiver, intervenor or conservator of, or agent or similar official for, any Guarantor or any other Obligor of any of their respective properties), any payment received by any Finance Party in respect of the Guaranteed Obligations is rescinded or avoided or must otherwise be restored or returned by any Finance Party, this Guaranty will continue to be effective or will be reinstated, if necessary, as if that payment had not been made.

(c)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

14.3	Consideration and enforceability

(a)	Each Guarantor represents, warrants and agrees that it will receive valuable direct and indirect benefits as a result of the transactions financed by the Loan.

(b)	Each Guarantor acknowledges and agrees that each of the Finance Parties has acted in good faith in connection with this Guaranty and the transactions contemplated by this Agreement.

(c)	The Parties agree that:

(i)	this Guaranty shall be enforceable against each Guarantor to the maximum extent permitted by the fraudulent transfer laws; and

(ii)	the amount recoverable from a Guarantor under this Guaranty shall be limited so that no obligation or transfer by that Guarantor is subject to avoidance or turnover under any fraudulent transfer law.

(d)	For purposes of this Clause 14.3 and Clause 14.4 (Solvency), fraudulent transfer laws mean applicable United States bankruptcy and State fraudulent transfer and conveyance statutes and the related case law, and terms used in this Subclause and in Clause 14.4 (Solvency) shall be construed in accordance with the applicable fraudulent transfer laws.

14.4	Solvency
Each Guarantor makes the following representations and warranties to each Finance Party.

(a)	The sum of the Guarantor’s debts (calculated immediately prior to the execution of this Agreement by such Guarantor) is less than the value of the Guarantor’s property (calculated at the less of fair valuation and present fair saleable value).

(b)	The capital of the Guarantor is not unreasonably small to conduct its business as currently conducted or as proposed to be conducted.

(c)	The Guarantor has not incurred, does not intend to incur and does not believe it will incur debts beyond its ability to pay as they mature.

(d)	The Guarantor has not made a transfer or incurred an obligation under this Guaranty with the intent to hinder, delay or defraud any of its present or future creditors.

(e)	For the purposes of this Subclause:

(i)	debt means any liability on a claim; and

(ii)	claim means:

(A)	any right to payment, whether or note that right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or

(B)	any right to an equitable remedy for breach of performance if that breach gives rise to a right to payment, whether or not the right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

14.5	Nature of each Guarantor’s obligations

Each Guarantor’s obligations under this Guaranty are independent of any obligation of the other Obligors or any other person, and a separate action or actions may be brought and prosecuted against each Guarantor under this Guaranty whether or not any action is brought or prosecuted against the other Obligors or any other person and whether or not the other Obligors or any other person is joined in any action under this Guaranty. This is a guaranty of payment and not merely of collection.

14.6	Waiver of defenses

(a)	The obligations of each Guarantor under this Guaranty will not be affect by, and each Guarantor irrevocably waives any defense it might have by virtue of, any act, omission, matter or thing which, but for this Subclause, would reduce, release or prejudice any of its obligations under this Guaranty, including (whether or not known to it or any Finance Party);

(i)	any time, forbearance, extension or waiver granted to, or composition or compromise with, an Obligor or any other person;

(ii)	the taking, variation, compromise, exchange; renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;

(iii)	any disability, incapacity or lack of powers, authority or legal personality of or dissolution or change in the members of status of any Obligor or any other person;

(iv)	any amendment or variation (however fundamental) or restatement, replacement or novation of a Finance Document or any other document, guaranty or security so that references to that Finance Document in this Guaranty shall include each amendment, variation, restatement, replacement or novation;

(v)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document, guaranty or security, to the intent that each Guarantor’s obligations under this Guaranty shall remain in full force and be construed accordingly, as if there were no unenforceability, illegality or invalidity;

(vi)	any avoidance, postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any Obligor under a Finance Document resulting from any bankruptcy, insolvency, receivership, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of each Guarantor’s obligations under this Guaranty be construed as if there were no such circumstance; or

(vii)	the acceptance or taking of other guaranties or security for the Guaranteed Obligations, or the settlement, release or substitution of any guaranty or security or of any endorse, guarantor or other obligor in respect of the Guaranteed Obligations.

(b)	Each Guarantor unconditionally and irrevocably waives:

(i)	diligence, presentment, demand for performance, notice of nonperformance, protest, notice of protest, notice of dishonor, notice of the creation of incurring of new or additional indebtedness of the Obligors to the Finance Parties, notice of acceptance of this Guaranty, and notice of any other kind whatsoever;

(ii)	the filing of any claim with any court in the event of a receivership, insolvency or bankruptcy;

(iii)	the benefit of any statute of limitations affecting any Obligor’s obligations under the Finance Document or the Guarantor’s obligations under this Guaranty or the enforcement of this Guaranty; and

(iv)	any offset or counterclaim or other right, defense, or claim based on, or in the nature of, any obligation now or later owed to the Guarantor by the other Obligors or any Finance Party.

(c)	Each Guarantor irrevocably and unconditionally authorizes the Finance Parties to take any action in respect of the Guaranteed Obligations or any collateral or guaranties securing them or any other action that might otherwise be deemed a legal or equitable discharge of a surety, without notice to or the consent of the Guarantor and irrespective of any change in the financial condition of any Obligor.

14.7	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on their behalf) to proceed against or enforce any other rights, security or other guaranty or claim payment from any other Obligor or any other person before claiming from the Guarantor under this Guaranty.

14.8	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably and indefeasibly paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security, guaranties or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in a suspense account any moneys received from any Guarantor or on account of that Guarantor’s liability under this Guaranty without liability to pay interest on those moneys.

14.9	Non-competition

Until such time as all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably and indefeasibly paid in full, each Guarantor shall not after a claim has been made or by virtue of any payment or performance by it under this Guaranty:

(a)	be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf) or be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Guarantor’s liability under this Guaranty;

(b)	claim, rank, prove or vote as creditor of any other Obligor or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(c)	receive, claim or have the benefit of any payment, distribution or security from or on account of any other Obligor, or exercise any right of set-off as against any other Obligor,

unless the Agent otherwise consents or directs in writing. Each Guarantor shall hold in trust for and forthwith pay or transfer to the Agent (or as directed by the Agent) for the Finance Parties any payment or distribution or benefit of security received by the contrary to this Subclause.

14.10	Additional security

This Guaranty is in addition to and are not in any way prejudiced by any other guaranty or security now or subsequently held by any Finance Party.

14.11	Election of remedies

Each Guarantor understands that the exercise by the Agent and the other Finance Parties of certain rights and remedies contained in the Finance Documents may affect or eliminate the Guarantor’s right of subrogation and reimbursement against the other Obligors and that the Guarantor may therefore incur a partially or totally reimbursable liability under this Guaranty. Each Guarantor expressly authorizes the Agent and the other Finance Parties to pursue their rights and remedies with respect to the Guaranteed Obligations in any order or fashion they deem appropriate, in their sole and discretion, and waives any defense arising out of the absence, impairment, or loss of any or all rights of recourse, reimbursement, contribution, exoneration or subrogation or any other rights or remedies of the Guarantor against any other Obligor, any other person or any security, whether resulting from any election of rights or remedies by the Agent or the other Finance Parties, or otherwise.

14.12	Information concerning the Obligors

Each Guarantor represents and warrants to each Finance Party that the Guarantor is affiliated with each other Obligor and is otherwise in a position to have access to all relevant information bearing on the present and continuing creditworthiness of each other Obligor and the risk that any other Obligor will be unable to pay the Guaranteed Obligations when due. Each Guarantor waives any requirement that any Finance Party advise the Guarantor of information known to that Finance Party regarding the financial condition or business of any other Obligor, or any other circumstance bearing on the risk of non-performance of the Guaranteed Obligations, and each Guarantor assumes sole responsibility for keeping informed of the financial condition and business of each other Obligor.

14.13	Waiver of subrogation

Notwithstanding anything in Clause 14.9 (Non-competition) above to the contrary, the Company irrevocably and unconditionally waives, for the benefit of the Finance Parties, and agrees not to claim or assert after the Agent acting on behalf of the Finance Parties has exercised its rights under any Security Document made by the Company in favor of the Agent, any right of subrogation, contribution or indemnity the Company may have against any of its Subsidiaries as a result of any payment under this Guaranty or in respect of the Guaranteed Obligations until after such time as all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably and indefeasibly paid in full.

14.14	No marshaling

Except to the extent required by applicable law, neither the Agent nor any other Finance Party will be required to marshal any collateral securing, or any guaranties of, the Guaranteed Obligations, or to resort to any item of collateral or any guaranty in any particular order, and the Finance Parties’ rights with respect of any collateral and guaranties will be cumulative and in addition to all other rights, however existing or arising. To the extent permitted by applicable law, each Guarantor irrevocably waives, and agrees that it will not invoke or assert, any law requiring or relating to the marshaling of collateral or guaranties or any other law which might cause a delay in or impede the enforcement of the Finance Parties’ rights under this Guaranty or any other agreement.

14.15	Maintenance of Liable Capital

(a)	To the extent that any guarantee issued by a Guarantor incorporated in Germany secures liabilities of an affiliated company (verbundenes Unternehmen) within the meaning of Section 15 et seq. of the German Stock Corporation Act (Aktiengesetz) of such Guarantor (other than the Guarantor’s Subsidiaries), and the Guarantor is incorporated in Germany as a GmbH (the German Guarantor), the enforcement of such Guarantee shall be, at the date hereof and any time hereafter until the full and complete discharge of any and all amounts outstanding under the Finance Documents, limited to an amount equal to the net assets of such Guarantor (the calculation of which shall take into account the captions reflected in Section 266 subsection (2) A, B and C of the German Commercial Code (HGB Handelsgesetzbuch)) less the sum of (A) the liabilities of the German Guarantor (the calculation of which shall take into account the captions reflected in Section 266 sub-section (3) B, C and D of the German Commercial Code), and (B) the stated share capital (Stammkapital) of the German Guarantor (the Net Assets)).

(b)	For the purposes of the calculation of the Net Assets the following balance sheet items shall be adjusted as follows:

(i)	the amount of any increase of the stated share capital after the date hereof out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) that has been effected without the prior written consent of the Agent shall be deducted from the stated share capital; and

(ii)	loans and other contractual liabilities incurred in violation of the provisions of the Finance Documents shall be disregarded.

(c)	In addition, the German Guarantor shall realize, to the extent legally permitted and commercially justifiable, in a situation where the German Guarantor’ Net Assets are less than zero any and all of its assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the assets if the asset is not necessary for the German Guarantor’ s business (betriebsnotwendig).

(d)	The German Guarantor shall be entitled to terminate or limit the scope of the Guarantee granted hereunder by written notice to the Agent (the Termination Notice) if it delivers a legal opinion in form and substance satisfactory to the Agent which specifies:

(i)	that the German Guarantor is not allowed to comply with its guarantee obligations because it would lead to personal or criminal liability of the managing directors of such German Guarantor or its shareholders’ managing directors (A) due to a breach of the duty of care vis a vis the respective company (Rücksichtnahme auf die Eigenbelange der Gesellschaft) or (B) of the prohibition of a liquidity impairment (existenzvernichtender Eingriff); and

(ii)	the amount to which the Guarantee shall be limited to prevent the circumstances referred to in paragraph (i) above arising.

(e)	The delivery of a Termination Notice shall entitle the Finance Parties to exercise their rights pursuant to Clause 19.16 (Acceleration) in accordance with paragraph (f) below.

(f)	The Termination Notice shall specify the date as of which such termination or limitation shall become effective, which date shall be at least 30 Business Days after receipt of the Termination Notice by the Agent (the Effective Date). With effect from the Effective Date and unless the Finance Parties have exercised any of their rights pursuant to Clause 19.16 (Acceleration) on or prior to the Effective Date the guarantee from such German Guarantor shall be terminated or limited to such amount, as the case may be. For clarification purposes the guarantee shall not be limited if the Finance Parties exercise any of their rights pursuant to Clause 19.16 (Acceleration) on or prior to the Effective Date.

(g)	This Clause shall not apply to the extent any amounts due and payable under the guarantee relate to monies which have been on-lent or otherwise passed on to that German Guarantor or any of its Subsidiaries to the extent still outstanding at the time the demand is made against such German Guarantor.

15.	REPRESENTATIONS AND WARRANTIES

15.1	Representations and warranties

The representations and warranties set out in this Clause are made by each Obligor or (if it so states) the Company to each Finance Party. The representations and warranties set out in this Clause shall be subject to the exceptions, if any, contained in Schedule 11.

15.2	Status
Each of it and its Subsidiaries:

(a)	is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization;

(b)	has the power to own its assets and carry on its business as it is being conducted; and

(c)	is qualified to do business and in good standing in each jurisdiction where qualification is required, except where such failure would not have a Material Adverse Effect.

15.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorize the entry into and performance of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

15.4	Legal validity

Each Finance Document to which it is a party has been duly executed and delivered by it and is its legally binding, valid and enforceable obligation, except as enforceability may be limited by:

(a)	bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights; or

(b)	the application of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

15.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents do not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries’ constitutional documents; or

(c)	any agreement or document which is binding upon it or any of its Subsidiaries or any of its or its Subsidiaries’ assets, except where such failure could not reasonably be expected to have a Material Adverse Effect.

15.6	No default

(a)	No Default is outstanding or will result from the execution of, or the performance of any transaction contemplated by, any Finance Document; and

(b)	To the best of its knowledge, no other event is outstanding which constitutes a breach or default under any document which is binding on it or any of its Subsidiaries or any of its or its Subsidiaries’ assets to an extent or in a manner which is reasonably likely to have a Material Adverse Effect.

15.7	Authorizations

Except for filings in respect of the Security Interests created under the Security Documents, all authorizations and filings required in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Transaction Documents have been obtained or effected (as appropriate) and are in full force and effect, except where such failure could not reasonably be expected to have a Material Adverse Effect.

15.8	Financial statements

Its audited annual financial statements and unaudited quarterly financial statements most recently delivered to the Facility Agent (which, in the case of the Company at the date of this Agreement, are the Original Financial Statements):

(a)	have been prepared in accordance with accounting principles and practices generally accepted in its jurisdiction of incorporation, consistently applied; and

(b)	present fairly in all material respects its financial condition and results of operations and cash flows (consolidated, if applicable) as at the date and for the periods indicated in those financial statements,

(c)	subject to normal year-end audit adjustments and the absence of footnotes in the case of quarterly financial statements.

15.9	No material adverse change

There has been no material adverse change in the consolidated financial condition or in the business, assets, operations, prospects or condition, financial or otherwise, of the Group, taken as a whole, since the date of the Original Financial Statements.

15.10	Litigation

No litigation, arbitration or administrative proceedings are current or pending or, to its knowledge, threatened, which, if adversely determined, are reasonably likely to have a Material Adverse Effect.

15.11	Properties

Each of it and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Liens permitted by Clause 18.9 (Negative pledge) and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize its properties for their intended purposes. The Company owns directly or indirectly 100% of the outstanding Equity Interests in each of the entities listed in Schedule 14 (Subsidiaries).

15.12	Intellectual property
Each of it and its Subsidiaries:

(a)	is the sole legal and beneficial owner of or has licensed to it all the Intellectual Property Rights which are material in the context of its business and which are required by it in order to carry on its business in all material respects as it is being conducted (and all such Intellectual Property Rights are identified in Schedule 13);

(b)	has taken all formal or procedural actions (including payment of fees) required to maintain those Intellectual Property Rights which are material in the context of its business and which are required by it in order to carry on its business in all material respects as it is being conducted;

(c)	none of those Intellectual Property Rights is being infringed, nor (to its knowledge) is there any threatened infringement of any of those Intellectual Property Rights, in any material respect; and

(d)	does not, in carrying on its business, infringe any Intellectual Property Rights of any third party in any respect which could reasonably be expected to result in a Material Adverse Effect.

15.13	Compliance with laws and agreements

Each of it and its Subsidiaries is in compliance with all laws and regulations applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be excepted to result in a Material Adverse Effect.

15.14	Taxes

Each of it and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except:

(a)	Taxes that are being contested in good faith by appropriate proceedings and for which the affected person has set aside on its books adequate reserves; or

(b)	to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

15.15	Disclosure

(a)	The Company has disclosed in writing to the Finance Parties, or provided copies to the Agent of, all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, information relating to environmental matters and to its ERISA Plans, and all matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(b)	No report, financial statement or certificate furnished by or on behalf of the Obligors to the Finance Parties in connection with the negotiation, performation or administration of the Finance Documents contains any material misstatement of fact or omits to state any material fact necessary to make the statements in that information, in the light of the circumstances under which they were made, not misleading, except that, with respect to projected financial information, the Company represents only that this information was prepared in good faith based upon assumptions believed to be reasonable at the time they were prepared.

(c)	Schedule 8 (Material Agreements) contains a true, complete and accurate list of all material agreements or contracts (together with any amendments or supplements thereto) relating to the business or operations of the Company or any Acquired Subsidiary and the Company has delivered fully executed copies of all such agreements and contracts that the Agent has requested to the Agent.

(d)	Schedule 13 (Intellectual Property Rights) contains a true, accurate and complete list of all Intellectual Property Rights owned or licensed by any member of the Group;

(e)	Schedule 14 (Subsidiaries) contains a true, accurate and complete list of all Subsidiaries of any member of the Group;

(f)	all material information provided to a Finance Party by or on behalf of the Company, any Borrower, any Portfolio Company or the Target Company in connection the transactions contemplated by the Finance Documents (including any information relating to any Acquisition and/or any Portfolio Company and any information provided in connection with any due diligence or background check conducted by the Agent relating to any officer, manager or board member of any Obligor) or the Target Company is to the best of its knowledge (after due inquiry) accurate in all material respects and, in light of the circumstances under which there were made, not misleading in any material respect;

(ii)	all projections provided to any Finance Party have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied and were not misleading in any material respect; and

(iii)	neither the Company, nor any Borrower, nor to the best of the Company’s knowledge (after due inquiry) any Portfolio Company nor the Target Company has omitted to disclose any information which would make any of the information or projections referred to in subparagraphs (d)(i) and (ii) above misleading in any material respect.

15.16	United States laws

(a)	In this Subclause:

Anti-Terrorism Law means each of:

(i)	Executive Order No. 13224 of September 23, 2001 – Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism (the Executive Order);

(ii)	the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act);

(iii)	the Money Laundering Control Act of 1986, Public Law 99-570; and

(iv)	any similar law enacted in the United States of America subsequent to the date of this Agreement.

holding company has the meaning given to it in the United States Public Utility Holding Company Act of 1935.

investment company has the meaning given to it in the United States Investment Company Act of 1940.

public utility has the meaning given to it in the United States Federal Power Act of 1920.

Restricted Party means any person listed:

(a)	in the Annex to the Executive Order;

(b)	on the Specially Designated Nationals and Blocked Persons list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury; or

(c)	in any successor list to either of the foregoing.

(d)	Neither it nor any of its Subsidiaries is:

(i)	a holding company or subject to regulation under the United States Public Utility Holding Company Act of 1935;

(ii)	a public utility or subject to regulation under the United States Federal Power Act of 1920;

(iii)	required to be registered as an investment company or subject to regulation under the United States Investment Company Act of 1940; or

(iv)	subject to regulation under any United States Federal or State law or regulation that limits its ability to incur or guarantee indebtedness.

(e)	To the best of its knowledge, neither it nor any of its Affiliates:

(i)	is, or is controlled by, a Restricted Party;

(ii)	has received funds or other property from a Restricted Party; or

(iii)	is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.

(f)	Each of it and its Affiliates has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

15.17	Assets of Gupta Technologies GmbH

The Company represents and warrants that the list of assets set forth on Schedule 16 (Assets of Gupta Technologies GmbH) includes all material assets of Gupta Technologies GmbH.

15.18	Shares held by Ron Bienvenu

Ron Bienvenu currently owns (directly or indirectly) 2,041,325 shares of common stock in the Company.

15.19	Aggregate number of shares

As of the Closing Date, the aggregate number of shares of common stock representing 100% of the fully diluted capital stock of the Company is 42,180,839.

15.20	Acquisition Documents

(a)	To the best of its knowledge, no representation or warranty given by any party in the Acquisition Documents is, in light of the circumstances under which they were made, untrue or misleading in any material respect.

(b)	The Acquisition Documents contain all the terms of the Acquisition to which they relate and the transactions referred to in such Acquisition Documents.

15.21	Times for making representations

(a)	The representations set out in this Clause are made by each Original Obligor on the date of this Agreement.

(b)	Unless a representation is expressed to be given at a specific date, each representation is deemed to be repeated by:

(i)	each Additional Obligor and the Company on the date that Additional Obligor becomes an Obligor; and

(ii)	each Obligor on the date of each Request and on each Utilization Date.

(c)	When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

16.	INFORMATION COVENANTS

16.1	Financial statements

(a)	The Company must supply to the Agent in sufficient copies for all the Lenders:

(i)	its audited annual consolidated financial statements as of the end of and for each of its fiscal years;

(ii)	its unaudited consolidated quarterly financial statements as of the end of and for each of its fiscal quarters and the then elapsed portion of its fiscal year;

(iii)	annual financial documents summarizing the financial position of each Obligor as of the end of and for each of its fiscal years including profit and loss statements, cash flow statements and comparisons of budgeted to actual financial performance; and

(iv)	quarterly financial documents summarizing the financial position of each Obligor as of the end of and for each of its fiscal quarters and the then elapsed portion of its fiscal year including profit and loss statements, cash flow statements and comparisons of budgeted to actual financial performance.

(b)	All financial statements must be supplied as soon as they are available and:

(i)	in the case of the Company’s audited consolidated financial statements, within 120 days;

(ii)	in the case of the Company’s unaudited consolidated quarterly financial statements, within 60 days;

(iii)	in the case of each Obligor’s annual financial documents, within 120 days; and

(iv)	in the case of each Obligor’s quarterly financial documents with 60 days,

16.2	of the end of the relevant financial period. Form of financial statements

(a)	All audited annual financial statements must set forth in each case in comparative form the figures for the previous year and must be reported on by the Company’s current auditors, Mahoney Cohen & Company, CPA, P.C., or other independent public accountants of recognized national standing acceptable to the Majority Lenders. The accountants’ report must contain no “going concern” or similar qualification or exception or any qualification or exception as to the scope of the audit and must state that the relevant financial statements present fairly in all material respects the financial condition and results of operations of the relevant person or persons (on a consolidated basis in the case of the Company and its Subsidiaries) in accordance with GAAP consistently applied.

(b)	All unaudited quarterly financial statements must set forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year and must be certified by a Financial Officer of the Obligor (or of the Company, in the case of the consolidated financial statements of the Company and its Subsidiaries) to which the financial statements relate as presenting fairly in all material respects the financial condition and results of operations of that person or persons (on a consolidated basis in the case of the Company and its Subsidiaries) in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)	If, after the date of this Agreement, there occurs a change in GAAP, the Company or the Majority Lenders may request an amendment to any provision of this Agreement to eliminate the effect of that change or its application on the operation of that provision of this Agreement, and the Parties will enter into the discussions described in paragraph (e) below, but that provision shall be interpreted on the basis of GAAP as in effect and applied immediately before the change became effective until and unless an agreement is reached under paragraph (e) below.

(d)	The Company must notify the Agent of any material change (whether arising from a change in GAAP or otherwise) in the manner in which its audited consolidated financial statements are prepared. The Company must supply to the Agent:

(i)	a full description of the change; and

(ii)	sufficient information to enable the Finance Parties to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated financial statements delivered to the Agent under this Agreement.

(e)	If requested by the Company or the Majority Lenders, the Parties will enter into discussions for a period of not more than 30 days with a view to agreeing any amendments required to be made to this Agreement to place the Company and the Lenders in the same position as they would have been in if the change in GAAP and/or the change in the manner in which the Company’s audited consolidated financial statements are prepared had not occurred. Any agreement between the Company and the Agent will be, with the prior consent of the Majority Lenders (not to be unreasonably withheld), binding on all the Parties.

(f)	If no agreement is reached under paragraph (e) above, the Company must supply with each set of its financial statements another set of its financial statements prepared on the same basis as the Original Financial Statements, and the provisions of this Agreement will continue to be interpreted on the basis of the financial statements prepared on the same basis as the Original Financial Statements. In the event that the parties are unable to reach agreement under paragraph (e) above and the Company is required to prepare alternative financial statements, the Company may upon sixty (60) days notice to the Agent prepay the obligations hereunder without penalty.

16.3	Compliance Certificate

(a)	The Company must supply to the Agent a Compliance Certificate with each set of its financial statements sent to the Agent under this Agreement.

(b)	Each Compliance Certificate must be signed by a Financial Officer of the Company, who must certify as to the accuracy and completeness of its contents, in all material respects, based on the financial information of the Company.

(c)	A Compliance Certificate supplied with its audited annual consolidated financial statements must be accompanied by a certificate of its auditors stating whether they obtained, during the course of their examination, knowledge of any Default; provided however, that this certificate need not be supplied if (i) the auditors confirm in writing that as a matter of policy or practice they do not supply certificates of this nature for any of their clients, or (ii) the auditors would charge an additional fee of more than US$5,000 for providing such certificate.

(d)	Each Compliance Certificate must also:

(i)	state whether a Default has occurred and, if so, contain the information required under Clause 16.5 (Notice of material events); and

(ii)	state whether a change described in Clause 16.2(d) (Form of financial statements) has occurred, and if so, describe that change and its effect on the accompanying financial statements.

16.4	Information – miscellaneous

The Company must supply to the Agent, in sufficient copies for all the Lenders if the Agent so requests:

(a)	copies of all documents sent by the Company to all of its shareholders (or any class of them) or its creditors generally or any class of them at the same time as they are sent;

(b)	promptly after they become publicly available, copies of (or notice as to where publicly available) all periodic and other reports, proxy statements and other materials filed by the Company or any Affiliate with the U.S. Securities Exchange Commission (or any successor) or with any national securities exchange;

(c)	promptly on request, a list of the then current Subsidiaries;

(d)	promptly on request, such further information regarding the financial condition, business and operations of the Group or any Obligor, or compliance with the terms of the Finance Documents, as any Finance Party through the Agent may reasonably request;

(e)	without prejudice to any restrictions contained herein on the ability of an Obligor to enter into any agreements or contracts, fully executed copies of all material agreements or contracts (together with any amendments or supplements thereto) that relate to the business or operation of the Company or any Acquired Subsidiary; and

(f)	promptly upon becoming aware of them, details of any claim or potential claim in an amount of $200,000 or more made by or against a member of the Group under any Acquisition Document and any allegation of breach of any Acquisition Document by any party to that Acquisition Document that could reasonably be expected to result in a claim or potential claim involving an amount of $200,000 or more.

16.5	Notice of material events
The Company must furnish to the Agent prompt written notice of:

(a)	any litigation, arbitration or administrative proceedings which are current or pending or, to its knowledge, threatened and which could reasonably be expected to, if adversely determined, have a Material Adverse Effect;

(b)	of the terms of any settlement or verdict reached in connection with the pending litigation between Gupta Technologies, S.A. de C.V. and a division of the Mexico City government;

(c)	any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d)	any Environmental Claim current or pending or, to its knowledge, threatened or any circumstances reasonably likely to result in an Environmental Claim which, if substantiated, is reasonably likely to either have a Material Adverse Effect or result in any liability for a Finance Party.

(e)	Any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect, except any development which is a matter of general public knowledge that has a material adverse affect on the technology industry as a whole.

Each notice delivered this Subclause shall be accompanied by a statement of a Financial Officer of the Company, setting forth the details of the event or development requiring that notice and any action taken or proposed to be taken by the Company or other Obligor, as the case may be, with respect to that event or development.

16.6	Notification of Default

(a)	Unless the Agent has already been so notified by another Obligor, each Obligor must notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly on request by the Agent, the Company must supply to the Agent a certificate, signed by a Financial Officer of the Company, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

16.7	Fiscal year
16.8	The Company must not change its fiscal year. Exceptions

The covenants in Clause 16 shall be subject to the exceptions, if any, included in Schedule 11.

17.	FINANCIAL COVENANTS

The Company will not permit the Group to fail to comply with the covenants set forth in Part 2 of Schedule 15 (Financial Terms and Covenants).

18.	GENERAL COVENANTS

18.1	General

Each Obligor agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant is expressed to apply to each member of the Group, each Obligor must ensure that each of its Subsidiaries performs that covenant.

18.2	Existence

Each member of the Group must maintain its legal existence and all rights, licenses and franchises material to the conduct of its business, except that this provision shall not prohibit a Permitted Transaction.

18.3	Authorizations

Each Obligor must promptly obtain, maintain and comply with the terms of any authorization required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

18.4	Compliance with laws

Each member of the Group must comply in all respects with all laws to which it is subject where failure to do so could reasonably be expected to result in a Material Adverse Effect.

18.5	Payment of obligations

Each member of the Group must pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where:

(a)	the validity or amount of the obligation is being contested in good faith by appropriate proceedings;

(b)	the member has set aide on its books adequate reserves with respect to the obligation in accordance with GAAP; and

(c)	the failure to make payment pending the contest could not reasonably be expected to result in a Material Adverse Effect.

18.6	Maintenance of properties

Each member of the Group must keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

18.7	Books and records

Each member of the Group must keep proper books, records and accounts in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.

18.8	Inspection rights

Each member of the Group must permit any representatives designated by the Agent, upon reasonable prior written notice, to visit and inspect (at the Borrower’s reasonable expense) its properties, to examine and make extracts from its books, records and accounts, and to discuss its affairs, finances and condition with its officers and independent accountants, during normal business hours and as often as reasonably requested; provided that, unless a Default has occurred and is continuing, the Company shall not be liable for more than one inspection per property during any calendar year.

18.9	Negative pledge

(a)	Except as provided below, no member of the Group may create or allow to exist any Lien on any of its assets.

(b)	Paragraph (a) does not apply to:

(i)	any Security Interest created or perfected by the Security Documents; or

(ii)	any Permitted Encumbrance.

(c)	No member of the Group may:

(i)	sell, transfer or otherwise dispose of any of its assets on terms where it is or may be leased to or re-acquired or acquired by a member of the Group or any of its related entities; or

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms,

in circumstances where the transaction is entered into primarily as a method of raising Indebtedness or of financing the acquisition of an asset.

18.10	Disposals

(a)	Except as provided below, no member of the Group may, either in a single transaction or in a series of transactions and whether related or not, dispose of all or any part of its assets.

(b)	Paragraph (a) does not apply to any disposal:

(i)	made in the ordinary course of business of the disposing entity;

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)	of obsolete or worn-out equipment or other property no longer used or useful in its business;

(iv)	of the Warp Solutions/Spider Cache Business;

(v)	due to the dissolution of Gupta Technologies S.A. de C.V.; or

(vi)	of an Acquired Subsidiary provided, that the Net Sale Proceeds of such disposal equal or exceed the then outstanding principal amount of the Advance which related to such Acquired Subsidiary and such Net Sale Proceeds were applied to the prepayment of the Loan in accordance with Clause 7.2 (Mandatory prepayments – certain proceeds).

18.11	Indebtedness

(a)	Except as provided below, no member of the Group may incur any Indebtedness.

(b)	Paragraph (a) does not apply to:

(i)	any Indebtedness incurred under the Finance Documents;

(ii)	any Indebtedness owed by a member of the Group to another member of the Group;

(iii)	any Indebtedness provided by the Original Lender or any of its Affiliates;

(iv)	any Indebtedness which is immediately applied to the payment in full of all amounts owing under or in connection with this Agreement or the other Finance Documents;

(v)	the redeemable preference shares identified and described in Schedule 9 and any other redeemable preference shares issued after the Closing Date which by their express terms are not redeemable prior to the Maturity Date;

(vi)	any Indebtedness (including under finance or capital leases) relating to the acquisition of equipment or computers in the ordinary course, provided that the aggregate outstanding Indebtedness relating to all such items acquired by members of the Group does not exceed US$250,000 at any time;

(vii)	the Subordinated Indebtedness; or

(viii)	any other Indebtedness expressly approved in writing by the Lenders (acting in their sole discretion).

18.12	Change of business

The Company must ensure that no substantial change is made to the general nature of the business of the Company or the Group from that carried on at the date of this Agreement.

18.13	Subsidiaries

The Company must ensure that each Subsidiary of the Company is a Guarantor under this Agreement and must cause each Subsidiary of the Company to grant to the Agent for the benefit of the Finance Parties a valid and enforceable perfected first priority security interest in that Subsidiary’s assets, securing all obligations of the Obligors under the Finance Documents except to the extent priority is affected as a result of a Permitted Encumbrance.

18.14	Mergers

No Obligor may enter into any merger (other than mergers where such Obligor is the surviving entity and which are otherwise expressly permitted under this Agreement), amalgamation, demerger or reconstruction or liquidate, wind up or dissolve itself other than in a Permitted Transaction.

18.15	Investments and acquisitions

(a)	Except as provided below, no member of the Group may make any Investment or acquisition.

(b)	Paragraph (a) does not apply to:

(i)	operating deposit accounts with banks which are Collateral Accounts;

(ii) (iii) (iv)	Permitted Investments which are held in a Collateral Account; Investments by the Company in its Subsidiaries; Investments by any Subsidiary in its Subsidiaries;

(v)	any Acquisition;

(vi)	the acquisition of assets in the ordinary course of business which are required for the day to day operations of an Obligor; or

(vii)	any acquisition permitted pursuant to subclause (d) below.

(c)	The amount of any Investment for purposes of determining compliance with this Subclause shall not be reduced by reason of any write-down or write-off of that Investment.

(d)	The Company or any wholly-owned Subsidiary of the Company may acquire any business, assets or stock of another person (by purchase of shares or assets, by merger or consolidation or otherwise) if:

(i)	the acquisition is financed 100% by means of equity investment and does not involve any Obligor incurring any Indebtedness which is not expressly permitted under Clause 18.11 (Indebtedness);

(ii)	the assets will be owned by the Company or a wholly-owned Subsidiary of the Company in the case of an acquisition of assets;

(iii)	the acquired entity shall become a wholly-owned Subsidiary of the Company or of a wholly-owned Subsidiary of the Company and will become a Guarantor under this Agreement in the case of an acquisition of stock;

(iv)	the Company or a wholly-owned Subsidiary of the Company shall be the surviving entity in the case of an acquisition by merger or consolidation; and

(v)	immediately, prior to the acquisition and after giving effect to the acquisition:

(vi)	no Default shall have occurred and be continuing; and

(vii)	the Company shall be in compliance with Clause 17 (Financial covenants).

(e)	Notwithstanding Clauses 18.15 (a) – (d), neither Gupta Technologies GmbH nor Gupta Technologies, S.A. de C.V. may acquire any assets or the business or stock of another person with an aggregate value greater than US$100,000 unless immediately following such acquisition or acquisitions, the Agent has a perfected security interest in such business, assets or stock.

18.16	Restricted Payments

No member of the Group may declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)	the Company may declare and pay dividends with respect to its Equity Interests that are payable solely in additional shares of its common stock;

(b)	so long as no Default has occurred and is continuing, direct or indirect wholly owned Subsidiaries of the Company may declare and pay upstream dividends to the Company;

(c)	the Company may make the payments required under that certain Promissory Note of the Company to Bristol Technology, Inc., dated as of July 1, 2005 in the aggregate principal amount of $1,000,000; and

The Company may not agree to any amendment or modification to its Series C preferred  shares which could increase the amount of dividends required to be paid thereon prior to the Maturity Date.

18.17	Intellectual property rights

(a)	Except as provided below, each member of the Group must:

(i)	make any registration and pay any fee or other amount which is necessary to retain and protect the Intellectual Property Rights which are material to the business of a member of the Group;

(ii)	record its interest in those Intellectual Property Rights;

(iii)	take such steps as are necessary and commercially reasonable (including the institution of legal proceedings) to prevent third parties infringing those Intellectual Property Rights;

(iv)	not use or permit any such Intellectual Property Right to be used in a way which may, or take or omit to take any action which may, have a material adverse effect on the existence or value of such Intellectual Property Right; and

(v)	not grant any license in respect of those Intellectual Property Rights.

(b)	Paragraph (a)(v) above does not apply to:

(i)	license arrangements entered into between members of the Group for so long as they remain members of the Group; or

(ii)	license arrangements entered into in the ordinary course of its business.

18.18	Transactions with Affiliates

No member of the Group may sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)	in the ordinary course of business at prices and on terms and conditions not less favorable to it than could be obtained on an arm’s-length basis from unrelated third parties;

(b)	transactions between or among the Company and its wholly-owned Subsidiaries not involving any other Affiliate; and

(c)	any Restricted Payment permitted by Clause 18.16 (Restricted payments).

18.19	Restrictive agreements

(a)	No member of the Group may, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon:

(i)	the ability of the Company or any Subsidiary of the Company to create, incur or permit to exist any Lien upon any of its property or assets that is required under any Finance Document; or

(ii)	the ability of any Subsidiary of the Company to guarantee Indebtedness of the Company or any other Subsidiary of the Company under this Agreement.

(b)	Paragraph (a) does not apply to restrictions or conditions:

(i)	imposed by law or by any Finance Document; or

(ii)	that are customary, are contained in an agreement relating to the sale of a Subsidiary, apply only to that Subsidiary and permit the sale.

(c)	Subparagraph (a)(i) does not apply to restrictions or conditions:

(i)	relating to secured Indebtedness permitted by this Agreement and applying only to the assets securing that Indebtedness; or

(ii)	that are customary and contained in leases and other contracts restricting the assignment of those leases and contracts.

18.20	Environmental matters

Each member of the Group must ensure that it is, and has been, in compliance with all Environmental Law and Environmental Approvals applicable to it, where failure to do so is reasonably likely to have a Material Adverse Effect or results in any liability for a Finance Party.

18.21	Insurance

Each member of the Group must maintain, with financially sound and reliable insurance companies, insurance in such amounts and against such risks as companies engaged in the same or similar businesses and operating in the same or similar locations normally maintain, which shall name the Finance Parties as additional insured of all liability policies and name the Agent as sole loss payee of any property or casualty policies. Each insurer must agree (i) to give at least 30 days’ notice to the Agent if such insurer proposes to repudiate, rescind or cancel any policy or to treat any policy as voided in whole or part and (ii) that each member of the Group is free to assign all amounts payable to it under each of its insurance policies and all of its rights in connection with such amounts in favor of the Agent.

18.22	Use of proceeds
No Obligor may:

(a)	extend credit for the purpose, directly or indirectly, of buying or carrying Margin Stock;

(b)	use any part of the Loan, directly or indirectly, to buy or carry Margin Stock or for any other purpose in violation of the Margin Regulations; or

(c)	use any part of the Loan to acquire any security in violation of section 13 or 14 of the United States Securities Exchange Act of 1934.

18.23	ERISA

(a)	Each Obligor must promptly upon becoming aware of it notify the Agent of:

(i)	any ERISA Event;

(ii)	the termination of or withdrawal from, or any circumstances reasonably likely to result in the termination of or withdrawal from, any Plan subject to Title IV of ERISA; and

(iii)	a claim or other communication alleging material non-compliance with any law or regulation relating to any Plan.

(b)	Each Obligor and its ERISA Affiliates must be, and remain, in compliance in all respects with all laws and regulations relating to each of its Plans, where failure to do so is reasonably likely to have a Material Adverse Effect.

(c)	Each of the Obligors and its ERISA Affiliates must ensure that no event or condition exists at any time in relation to a Plan which is reasonably likely to result in the imposition of a Security Interest on any of its assets or which is reasonably likely to have a Material Adverse Effect.

18.24	Bank Accounts

No member of the Group may open or maintain any account or enter into any banking relationship with any branch of any bank or other financial institution providing similar services other than a bank or financial institution which is acceptable to the Agent and which has entered into a control agreement or has received and acknowledged any notices to the extent required by any Security Document.

18.25	Security

Each Obligor must, and shall procure that each Subsidiary, on acquiring any asset or establishing any account over which the Security Agent would not immediately and effectively have a perfected first priority security interest under the then existing Security Documents (except to extent priority is affected as a result of a Permitted Encumbrance), execute and deliver to the Security Agent such further or additional Security Documents in relation to such assets as the Majority Lenders may reasonably require and in form and substance satisfactory to them.

(a)	Each Obligor shall execute and deliver to the Security Agent such further or additional Security Documents in such form as the Majority Lenders shall require creating an effective perfected first priority Security Interest over the shares in any entity which becomes a member of the Group after the Closing Date.

(b)	Each Obligor shall, and shall procure that each other relevant member of the Group which is its Subsidiary shall, at its own expense, execute and do all such assurances, acts and things as the Agent may reasonably require:

(i)	for registering any Security Documents in any required register and for perfecting or protecting the security intended to be afforded by the Security Documents; and

(ii)	if the Security Documents have become enforceable following an Event of Default, for facilitating the realization of all or any part of the assets which are subject to the Security Documents and the exercise of all powers, authorities and discretions vested in the Security Agent or in any receiver of all or any part of those assets, and in particular shall execute all transfers, conveyances, assignments and releases of that property whether to the Security Agent or to its nominees and give all notices, orders and directions which the Security Agent may reasonably think expedient.

(c)	On each date that a Security Document is entered into after the Closing Date, each Obligor shall procure that the documents listed in Part 3 of Schedule 2 (Conditions Precedent Documents) in respect of the Obligor entering into such Security Document are delivered to the Agent.

18.26	Acquisition Documents

(a)	The Company shall promptly pay (or shall procure that there is promptly paid) all amounts payable by the Company (or any member of the Group) under the Acquisition Documents as and when the same become due (save to the extent being contested by a member of the Group in good faith and where adequate reserves are being maintained for any such payment).

(b)	The Company must take, and must procure that each member of the Group takes, all commercially reasonable steps to protect, maintain and enforce its rights and pursue any material claims or remedies it has under the Acquisition Documents.

18.27	Accounts

(a)	Each Obligor shall, and shall procure that all other members of the Group shall, at all times (i) keep all Cash and Cash Equivalents of such Obligors or member of the Group in a Collateral Account, (ii) ensure that a Control Agreement relating to each Collateral Account is in full force and effect and (iii) not open or maintain any bank account or securities account which is not a Collateral Account.

(b)	Notwithstanding subclause 18.27(a), any Collateral Account maintained at JPMorgan Chase shall not be required to have a Control Agreement in full force and effect provided that (i) the balance in each such Collateral Account less amounts of up to US$5,000 necessary to cover outstanding checks is transferred to UBS Financial Services, Inc. or such other financial institution that is reasonably acceptable to the Agent within 10 Business Days following the Closing Date, (ii) a Control Agreement relating to each such transferred Collateral Account is in full force and effect within 10 Business Days following the Closing Date and (iii) all Collateral Accounts currently maintained at JPMorgan Chase are closed within 30 Business Days.

18.28	Subordinated Indebtedness

No member of the Group may purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, the Subordinated Indebtedness, except for regularly scheduled payments, prepayments or redemptions of principal and interest required under the terms of the instruments evidencing the Subordinated Indebtedness and except that all Subordinated Indebtedness may be prepaid in full out of the proceeds of any new equity contributions made in the Company which were not intended to be used in connection with the financing of an Acquisition.

19.	DEFAULT

19.1	Events of Default
19.2	Each of the events set out in this Clause is an Event of Default. Non-payment

(a)	An Obligor does not pay any principal of, or interest on, the Loan when and as the same shall become due and payable by it.

(b)	Any Obligor does not pay any fee or other amount (other than an amount referred to in paragraph (a) above) payable by it under the Finance Documents when and as the same shall become due and payable by it and in the manner required under the Finance Documents, and the non-payment shall continue unremedied for a period of five or more Business Days.

19.3	Breach of other obligations

(a)	An Obligor does not comply with any term of Clause 17 (Financial covenants) or Clauses 18.10, 18.11, 18.12, 18.14, 18.16, 18.27 or 18.28; or

(b)	an Obligor does not comply with any other term of the Finance Documents not already referred to in paragraph (a) above, unless the non-compliance:

(i)	is capable of remedy; and

(ii)	is remedied within twenty days (or such longer period of time if non-compliance is of a nature then can not be remedied in 20 days, but in no event to exceed 60 days) of the earlier of the Agent giving notice and the Obligor becoming aware of the non-compliance.

19.4	Misrepresentation

A representation or warranty made or repeated by an Obligor in any Finance Document or any Compliance Certificate is incorrect when made or deemed to be repeated.

19.5	Cross-default
Any of the following occurs in respect of a member of the Group:

(a)	any of its Indebtedness is not paid when due (after the expiry of any originally applicable grace period);

(b)	any of its Indebtedness:

(i)	becomes prematurely due and payable;

(ii)	is placed on demand;

(iii)	is required to be repurchased, redeemed or defeased; or

(iv)	is capable of being declared by a creditor to be prematurely due and payable, being placed on demand or being required to be repurchased, redeemed or defeased,

in each case, as a result of a breach, default or event of default (howsoever described); or

(c)	any commitment for its Indebtedness is cancelled or suspended as a result of a breach, default or event of default (howsoever described),

unless the amount of Indebtedness falling within all or any of paragraphs (a)-(c) above is less than U.S.$250,000 or its equivalent, in the aggregate.

19.6	Judgments

One or more judgments for the payment of money in an aggregate amount in excess of U.S.$250,000, or its equivalent, shall be rendered against one or more members of the Group and the same shall remain undischarged for a period of 45 days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any member of the Group to enforce any such judgment.

19.7	ERISA

An ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

19.8	Environmental claims

A reasonable basis shall exist to assert, or there shall be asserted, against the Company or any of its Subsidiaries, or any predecessor in interest of the Company or any of its Subsidiaries, an Environmental Claim that, in the judgment of the Majority Lenders, is reasonably likely to be determined adversely to the Company or any of its Subsidiaries and the liability of the Company or any of its Subsidiaries arising as a result of that Environmental Claim is reasonably likely to have a Material Adverse Effect.

19.9	Insolvency
Any of the following occurs in respect of a Material Group Member:

(a)	it is, or is deemed for the purposes of any law to be:

(i)	unable to pay its debts as they become due; or

(ii)	insolvent;

(b)	it admits its inability to pay its debts as they become due;

(c)	it fails generally to pay its debts as they become due;

(d)	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling of any of its Indebtedness; or

(e)	a moratorium is declared in respect of any of its Indebtedness.

If a moratorium occurs in respect of any Material Group Member, the ending of the moratorium will not remedy any Event of Default caused by the moratorium. For the avoidance of doubt, in determining the solvency of any Guarantor, the amount of its debt attributable to its guaranty hereunder is subject to the limitation set forth in Clause 14.3(c).

19.10	Insolvency proceedings
Any of the following occurs in respect of a Material Group Member:

(a)	it makes a general assignment for the benefit of creditors;

(b)	it commences a voluntary case or proceeding under the United States Bankruptcy Code of 1978;

(c)	an involuntary case or proceeding under the United States Bankruptcy Code of 1978 is commenced against it and is not controverted within 30 days or is not dismissed or stayed within 90 days after commencement of the case;

(d)	any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors;

(e)	a meeting of its shareholders, directors or officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for, its winding-up, administration or dissolution (other than a dissolution that is part of a Permitted Transaction) or any such resolution is passed;

(f)	any person presents a petition, or files documents with a court or any registrar (other than a petition or documents relating to a case or proceeding described in paragraph (b) or (c) above), for its winding-up, administration or dissolution (other than a dissolution that is part of a Permitted Transaction), and this petition is not contested in good faith and with due diligence or is not discharged or struck out within 30 days;

(g)	an order for relief or any order for its winding-up, administration or dissolution (other than a dissolution that is part of a Permitted Transaction) is made;

(h)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

(i)	its shareholders, directors or officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer;

(j)	any other analogous step or procedure is taken in any jurisdiction; or

(k)	it takes any action for the purpose of effecting any action or event described in this Subclause or consents to any such action or event.

19.11	Creditors’ process

Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of a member of the Group, having an aggregate value of at least U.S.$250,000, or its equivalent, and is not discharged within fourteen days.

19.12	Cessation of business

A Material Group Member is dissolved or ceases, or threatens to cease, to carry on business except as part of a Permitted Transaction.

19.13	Effectiveness of Finance Documents

(a)	It is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents.

(b)	Any Finance Document is not effective or is alleged by an Obligor to be ineffective for any reason.

(c)	An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

(d)	Any Security Interest is not, or ceases to be, a valid and enforceable perfected first-priority security interest in favor of the Agent in the collateral intended to be covered.

19.14	Ownership of the Obligors
19.15	An Obligor (other than the Company) is not or ceases to be a Subsidiary of the Company. Material Adverse Effect

Any event or series of events occurs which is reasonably likely to have a Material Adverse Effect.

19.16	Acceleration

(a)	If an Event of Default described in Clause 19.9 (Insolvency) or 19.10 (Insolvency proceedings) occurs, the Total Commitments will, if not already cancelled under this Agreement, be immediately and automatically cancelled and all amounts outstanding under the Finance Documents will be immediately and automatically due and payable.

(b)	If any Event of Default (other than an Event of Default described in paragraph (a) above) is outstanding, the Agent may, and must if so directed by the Majority Lenders:

(i)	if not already cancelled under this Agreement, cancel the Total Commitments; and/or

(ii)	declare that all or part of any amounts outstanding under the Finance Documents are:
(iii) (iv)	immediately due and payable; and/or payable on demand by the Agent acting on the instructions of the Majority Lenders.

(c)	Any amount that becomes or is declared due and payable under this Subclause shall become due and payable immediately, without presentment, demand, protest or any notice of any kind, all of which are expressly and irrevocably waived by each Obligor.

19.17	Rescission of Acquisition Documents

Any party to any of the Acquisition Documents rescinds or purports to rescind or repudiates or purports to repudiate any of those agreements or instruments in whole or in part where to do so would in the opinion of the Majority Lenders (acting reasonably) materially and adversely affect the interests of the Lenders under the Finance Documents.

20.	SECURITY

20.1	Agent as security agent

Unless expressly provided to the contrary, the Agent holds any security created by a Security Document as agent for the Finance Parties.

20.2	Responsibility
The Agent is not liable or responsible to any other Finance Party for:

(a)	any failure in perfecting or protecting the security created by any Security Document;

(b)	any other action taken or not taken by it in connection with Security Document.

20.3	Title

In connection with any enforcement or otherwise, the Agent may accept, directly or through a nominee, without enquiry, the title (if any) an Obligor may have to any asset over which security is intended to be created by any Security Document.

20.4	Investments

Except as otherwise provided in any Security Document, all moneys received by the Agent under a Security Document may be invested in the name of, or under the control of, the Agent in any investments selected by the Agent. Additionally, those moneys may be placed on deposit in the name of, or under the control of, the Agent at any bank or institution (including itself) and upon such terms as it may think fit. This Subclause does not impose any duty on the Agent to invest, or to pay or receive interest on, any moneys received by it under a Security Document.

20.5	Approval
20.6	Each Finance Party confirms its approval of each Security Document. Release of security

(a)	If:

(i)	a Guarantor ceases to be a member of the Group; or

(ii)	a Guarantor is released from all its obligations under the Finance Documents,

in a manner allowed by this Agreement, any security created by that Guarantor over its assets under the Security Documents will be released.

(b)	If a disposal of any asset subject to security created by a Security Document is made to a person (which is and will remain) outside the Group in the following circumstances:

(i)	the Majority Lenders agree to the disposal;

(ii)	the disposal is allowed by the terms of the Finance Documents and will not result or could not reasonably be expected to result in any breach of any term of any Finance Document; or

(iii)	the disposal is being effected in connection with the enforcement of a Security Document,

the asset being disposed of will be released from any security over it created by a Security Document. However, the proceeds of any disposal (or an amount corresponding to them) must be applied in accordance with the requirements (if any) of the Finance Documents.

(c)	If the Agent is satisfied that a release is allowed under this Subclause, the Agent must execute (at the request and expense of the relevant Obligor) any document which is reasonably required to achieve that release. Each other Finance Party irrevocably authorizes the Agent to execute any such document.

20.7	Agent as Joint and Several Creditor

(a)	Each of the Obligors and each of the Finance Parties agree that the Agent shall be the joint and several creditor (together with the relevant Finance Party) of each and every obligation of any Obligor towards each of the Finance Parties under this Agreement, and that accordingly the Agent will have its own independent right to demand performance by the relevant Obligor of those obligations. However, any discharge of any such obligation to one of the Agent or a Finance Party shall, to the same extent, discharge the corresponding obligation owing to the other.

(b)	Without limiting or affecting the Agent’s rights against any Obligor (whether under this paragraph or under any other provision of the Finance Documents), the Agent agrees with each other Finance Party (on a several and divided basis) that, subject as set out in the next sentence, it will not exercise its rights as a joint and several creditor with a Finance Party except with the consent of the relevant Finance Party. However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Agent’s right to act in the protection or preservation of rights under or to enforce any Security Document as contemplated by this Agreement, the Intercreditor Agreement and/or the relevant Security Document (or to do any act reasonably incidental to any of the foregoing).

21.	THE AGENT

21.1	Appointment and duties of the Agent

(a)	Each Finance Party (other than the Agent) irrevocably appoints the Agent to act as its agent under the Finance Documents.

(b)	Each Finance Party irrevocably authorizes the Agent to:

(i)	perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	execute each Finance Document that is to be executed by the Agent on behalf of or for the Finance Parties.

(c)	The Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

21.2	No fiduciary duties

Nothing in the Finance Documents makes the Agent a trustee or fiduciary for any other Party or any other person. The Agent does not need to hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

21.3	Individual position of the Agent

(a)	As long as it is also a Lender, the Agent has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not the Agent.

(b)	The Agent and its Affiliates may:

(i)	carry on any business with any Obligor or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with any Obligor or its related entities.

21.4	Reliance

(a)	The Agent may:

(i)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(ii)	rely on any statement or direction (including any statement or direction made orally or by telephone) made by any person regarding any matters which may reasonably be assumed to be within his knowledge, within his power to verify or within his authority to make, as applicable;

(iii)	engage, pay for and rely on professional advisers and experts selected by it (including those representing a Party other than the Agent); and

(iv)	act under the Finance Documents through its personnel and agents.

(b)	The Agent shall be fully protected and shall not be liable for any action taken or not taken by it in accordance with the advice of legal counsel, independent accountants or other professional advisers or experts selected by it.

21.5	Majority Lenders’ instructions

(a)	The Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders, except for instructions as to which Clause 26.2 (Exceptions) applies. In the absence of instructions, the Agent may act as it considers to be in the best interests of all the Lenders.

(b)	The Agent may assume that unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	The Agent may require the receipt of security satisfactory to it, whether by way of payment in advance, bond, indemnity or otherwise, against any liability or loss which it may incur in complying with the instructions of the Majority Lenders.

21.6	Responsibility

(a)	The Agent is not responsible to any other Finance Party for the adequacy, accuracy or completeness of:

(i)	any Finance Document or any other document; or

(ii)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.

(b)	Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)	has not relied exclusively on any information provided to it by the Agent in connection with any Finance Document.

21.7	Exclusion of liability

(a)	The Agent is not liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. Any officer, employee or agent of the Agent may rely on this Subclause and enforce its terms.

21.8	Default

(a)	The Agent is not obliged to monitor or enquire whether a Default has occurred or to monitor the performance or observance of any covenant or other provision of the Finance Documents. The Agent is not deemed to have knowledge of the occurrence of a Default.

(b)	If the Agent:

(i)	receives written notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)	is aware of the non-payment of any principal or interest or any fee payable to a Lender or the Agent under this Agreement,

21.9	it must promptly notify the Lenders. Information

(a)	The Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to the Agent by a Party for that person.

(b)	The Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, the Agent has no duty:

(i)	either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement, in its capacity as Agent or otherwise; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.

(d)	In acting as the Agent, the agency division of the Agent is treated as a separate entity from its other divisions and departments. Any information acquired by the Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Agent may be treated as confidential by the Agent and will not be treated as information possessed by the Agent in its capacity as such.

(e)	The Agent is not obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(f)	Each Obligor irrevocably authorizes the Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Agent.

21.10	Indemnities

(a)	Without limiting the liability of any Obligor under the Finance Documents, each Lender must indemnify the Agent for that Lender’s Pro Rata Share of any loss or liability incurred by the Agent in acting as the Agent.

(b)	The Agent may deduct from any amount received by it for a Lender any amount due to the Agent from that Lender under this Subclause or any other provision of any Finance Document that has not been paid after demand by the Agent.

21.11	Compliance

The Agent may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

21.12	Resignation of the Agent

(a)	The Agent may resign by giving notice to the Lenders and the Company, in which case the Majority Lenders may appoint a successor Agent.

(b)	If no successor Agent has been appointed under paragraph (a) above and accepted its appointment within 30 days after notice of resignation was given, the Agent may appoint a successor Agent.

(c)	The person(s) appointing a successor Agent must, if practicable, consult with the Company prior to the appointment.

(d)	Any successor Agent must have an office in the City of New York.

(e)	The resignation of the Agent and the appointment of any successor Agent will both become effective only when the successor Agent notifies all the Parties that it accepts its appointment. On giving the notification, the successor Agent will succeed to the position, and all the rights, powers and duties, of the Agent and the term Agent will mean the successor Agent.

(f)	The retiring Agent must, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as the Agent under the Finance Documents.

(g)	Upon its resignation becoming effective, this Clause will continue to benefit the retiring Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Agent, and, subject to paragraph (f) above, it will have no further obligations under any Finance Document.

(h)	The Majority Lenders may, by notice to the Agent, require it to resign under paragraph (a) above.

21.13	Relationship with Lenders

(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office until it has received not less than five Business Days’ prior notice from that Lender to the contrary.

(b)	The Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

21.14	Register

The Finance Parties intend that the interest payments under this Agreement qualify as a “portfolio interest” obligation within the meaning of the Code. Interests in the Loan (Interests) are registered with the Agent as to both the principal and interest and may be transferred by a Finance Party to any third person only by surrendering the Interest and any instrument evidencing the Interest and the issuance by the transferring party of a new instrument to the transferee, as required under U.S. Treasury Regulations Section 1.871-14(c). The Agent or its agent shall maintain, or cause to be maintained, a register within the meaning of U.S. Treasury Regulations Section 5(f).103-1(c) on which it will record:

(a)	the name, address, wire transfer details and other contact details of each Finance Party;

(b)	the Facility Office of each Lender;

(c)	the Commitments of each Lender; and

(d)	the outstanding principal amount of the Loan (including the amount of PIK Interest added to the principal balance of the Loan from time to time hereunder).

(e)	The Agent shall treat each person whose name is recorded in such register pursuant to the terms hereof as the applicable holder of the Interest for all purposes under this Agreement. The Agent shall furnish a copy of such register to a Finance Party upon request. Entries in the register shall be conclusive and binding, absent manifest error.

21.15	Notice period

Where this Agreement specifies a minimum period of notice to be given to the Agent, the Agent may, at its discretion, accept a shorter notice period.

22.	EVIDENCE AND CALCULATIONS

22.1	Accounts

(a)	Accounts and records maintained by a Finance Party in connection with this Agreement (including records evidencing the amount, interest rate or any Interest Period) are conclusive evidence, absent manifest error, of the matters to which they relate for the purpose of this Agreement and for the purpose of any litigation or arbitration proceedings.

(b)	The failure of any Finance Party to maintain the accounts and records referred to in paragraph (a) above will not affect the obligation of the relevant Borrower to repay the Loan and to pay other amounts due under the terms of this Agreement.

22.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

22.3	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is computed on the basis of the actual number of days elapsed and a year of 360 days.

23.	FEES

23.1	Commitment Fee
The Company must pay a commitment fees to the Agent for each Lender as follows:

(a)	on the Closing Date, a fee equal to $500,000; and

(b)	on each Utilization Date, a fee equal to 1 per cent of the total amount of the Loan being advanced to a Borrower on such Utilization Date.

23.2	Unused Facility Fee

The Company must pay to the Agent for the account of each Lender an unused facility fee which shall accrue at a rate equal to 0.5% per annum on the undrawn, uncancelled amount of each Lender’s Commitment during the period commencing on the Closing Date, in the case of Tranche A and Tranche B or, in the case of Tranche C, the earlier of (i) the one year anniversary of the Closing Date and (ii) the first Utilization Date on which an Advance is made under Tranche C, until the earlier of the last day of the Availability Period and the date on which all Commitments have been cancelled in full. This unused facility fee shall be payable (i) quarterly in arrears commencing on the date which is three months after the Closing Date and (ii) on the earlier of the last day of the Availability Period and the date on which all Commitments have been cancelled in full. In the event any Advance is made under Tranche C prior to the date which is one year after the Closing Date, the Company must pay to the Agent on the Utilization Date for such Advance, a fee equal to the amount of unused facility fee that would have accrued under this clause 23.2 had the accrual of the unused facility fee relating to Tranche C commenced on the Closing Date.

23.3	Payment of Fees

The payment of all fees owing under this Clause 23 shall be irrevocable and non-refundable and shall be made on the date due and in immediately available funds at the Agent’s Account or such other account as the Agent may direct in writing.

24.	INDEMNITIES AND BREAKAGE COSTS

24.1	Currency indemnity

(a)	The currency in which an amount is expressed to be payable, and the place where that amount is to be paid, under the terms of the Finance Documents are of the essence of the transactions represented by the Finance Documents, and no obligation under the Finance Documents shall be discharged or satisfied unless and until the relevant Finance Party has received the full amount payable in respect of that obligation in the currency and in the place specified in the Finance Documents.

(b)	The Company, as an independent obligation, indemnifies each Finance Party against any actual, out of pocket loss or liability which that Finance Party incurs as a consequence of:

(i)	that Finance Party receiving an amount in respect of an Obligor’s liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable, or in a place other than the place where that amount is to be paid, under the relevant Finance Document.

(c)	Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

24.2	Other indemnities

(a)	Subject to subclause (b) below, the Company indemnifies the Finance Parties and their respective affiliates, directors, officers, representatives and agents from and against all claims, litigation, liabilities, obligations, losses (excluding any loss in the value of the Warrants or shares of stock issued upon the exercise of any Warrant), damages, penalties, judgments, costs and expenses of any kind (including reasonable attorney’s fees and expenses) which may be imposed on, incurred by or asserted against any of them by any person (including any Finance Party) to the extent relating to or arising out of:

(i)	the execution, delivery or performance of the Finance Documents;

(ii) (iii) (iv)	the use of any part of the Loan; any Acquisition Document or any Acquisition; any Environmental Liability;

(v)	any Default; or

(vi)	any exercise or enforcement of rights or remedies under this Agreement.

(b)	The Company will not be liable to an indemnified party to the extent any liability results from that indemnified party’s breach of this agreement, gross negligence or willful misconduct.

(c)	Subject to subclause (b) above, the Company indemnifies the Agent against any out-of-pocket loss, liability, cost or expense incurred by the Agent as a result of:

(i)	investigating any event which the Agent reasonably believes to be a Default; or

(ii)	acting or relying on any notice which the Agent reasonably believes to be genuine, correct and appropriately authorized.

24.3	Breakage Costs

(a)	Each Borrower indemnifies each Lender against, and agrees to pay each Lender promptly on demand the amount of, any loss, liability, reasonable cost or expense (collectively, Breakage Costs) which that Lender incurs as a consequence of:

(i)	the prepayment (including as a result of an Event of Default) of the Loan on any date other than the last day of the Interest Period;

(ii)	any failure by an Obligor to pay any amount due under a Finance Document on its due date (taking into account any applicable grace periods);

(iii)	the failure (or delay) by an Obligor to borrow, convert or continue any part of the Loan after a Request has been delivered with respect thereto (including as a result of the failure (or delay) of an Acquisition to close);

(iv)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment; or

(v)	the assignment, at the request of the Company under Clause 7.7 (Involuntary payment and cancellation), of the Loan or any part of the Loan.

(b)	Breakage Costs shall be deemed to include the amount (if any) determined by the relevant Lender by which:

(i)	the interest which that Lender would have received for the period from the date of receipt of any part of its share in the Loan or an overdue amount to the last day of the applicable Interest Period or term on overdue amount if the principal or overdue amount received had been paid on the last day of such Interest Period or term, exceeds

(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Interest Period.

(c)	Each Lender must supply to the Agent for the relevant Borrower details of the amount of any Breakage Costs claimed by it under this Subclause, and each Lender’s calculation of its Breakage Costs shall be presumed correct absent manifest error.

24.4	Waiver of consequential damages

To the extent permitted by applicable law, no Obligor shall assert, and each Obligor waivers, any claim against any Finance Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as result of, this Agreement or any agreement, instrument or transaction contemplated by this Agreement, the funding or failure to fund the Loan or any part of the Loan or the use of the proceeds of any the Loan or any part of the Loan.

25.	EXPENSES

25.1	Initial costs

The Company must pay to the Agent the amount of all out-of-pocket costs and expenses (including legal fees and expenses) reasonably incurred by it in connection with the negotiation, preparation, printing and execution of the Transaction Documents.

25.2	Subsequent costs

The Company must pay to the Agent the amount of all costs and expenses (including legal fees and expenses) reasonably incurred by it in connection with:

(a)	the negotiation, preparation, printing and execution of any Finance Document (other than an Assignment and Assumption Agreement) executed after the date of this Agreement; or

(b)	any amendment, waiver or consent requested by or on behalf of an Obligor or specifically allowed by this Agreement, or any workout or restructuring, or any requested or proposed workout or restructuring, of the obligations under this Agreement.

25.3	Enforcement costs

The Company must pay to each Finance Party the amount of all costs and expenses (including legal fees and expenses) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

25.4	Brokers Fees or Commissions

The Company shall pay all fees and commissions of any broker (including Duncan Capital) in connection with the transactions contemplated by this Agreement. The Agent confirms that, to the best of its knowledge, no broker (other than Duncan Capital) is owed fees or commissions in connection with the transactions contemplated by this Agreement.

26.	Amendments and waivers

26.1	Procedure

(a)	Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of the Company and the Majority Lenders. The Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b)	The Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

26.2	Exceptions

(a)	An amendment or waiver which relates to:

(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	an extension of the date of payment of any amount to a Lender under the Finance Documents or increase the amount of PIK Interest;

(iii)	a reduction in any Margin, or a reduction in the amount of any payment of principal, interest, fees or other amounts payable to a Lender under the Finance Documents;

(iv)	an increase in, or an extension of, a Commitment or the Total Commitments;

(v)	a release of an Obligor;

(vi) (vii) (viii)	a term of a Finance Document which expressly requires the consent of each Lender; the release of a material portion of the collateral subject to the Security Documents; Clause 31 (Pro Rata sharing);

(ix)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents in accordance with Clause 28 (Assignments and changes to the Parties); or

(x)	this Clause,

may only be made with the consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent may only be made with the consent of the Agent.

26.3	Waivers and remedies cumulative

(a)	The rights of each Finance Party under the Finance Documents:

(i)	may be exercised as often as necessary;

(ii)	are cumulative and not exclusive of its rights under the general law; and

(iii)	may be waived only in writing and specifically.

(b)	Delay in exercising or non-exercise of any right is not a waiver of that right.

(c)	Any waiver, consent or amendment shall be affective only in the specific instance and for the specific purpose for which it was given and shall not entitle any Obligor to any further or subsequent waiver, consent or amendment.

27.	SUCCESSORS AND ASSIGNS

This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns.

28.	ASSIGNMENTS AND CHANGES TO THE PARTIES

28.1	Assignments and transfers by Obligors

No Obligor may assign, transfer or delegate any of its rights or obligations under the Finance Documents without the prior written consent of all the Lenders, and any purported assignment, transfer or delegation in violation of this provision shall be void and of no effect.

28.2	Requirements for assignments by Lenders

(a)	A Lender (the Existing Lender) may, subject to the following provisions of this Subclause, at any time assign, transfer or delegate any of its rights and obligations under the Finance Documents to one or more of its Affiliates, or one or more banks or financial institutions or to a fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

(b)	Unless the assignment is to another Lender or unless the Company and the Agent otherwise agree, an assignment of part of a Commitment by an Existing Lender must be in a minimum amount of U.S.$1,000,000.

(c)	Each partial assignment must be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under the Finance Documents.

(d)	The consent of the Agent is required for any assignment or transfer unless the New Lender is another Lender or an Affiliate of a Lender. The consent of the Agent must not be unreasonably withheld or delayed.

28.3	Procedure for assignments by Lenders

(a)	In this Subclause:

Transfer Date means, with respect to an assignment by an Existing Lender under this Clause, the effective date specified in the Assignment and Assumption Agreement relating to that assignment.

(b)	An assignment is effected if:

(i)	the Existing Lender and the New Lender execute and deliver to the Agent a duly completed Assignment and Assumption Agreement;

(ii)	the Agent executes it; and

(iii)	the Agent enters the name of the New Lender and the particulars concerning the assigned interests in the register referred to in Clause 21.14 (Register).

(c)	The Agent must, as soon as reasonably practicable:

(i)	execute and deliver an Assignment and Assumption Agreement delivered to it and which appears on its face to be in order; and

(ii)	enter the name of the New Lender and the details of the assigned interests in the register referred to in Clause 21.14 (Register).

(d)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorizes the Agent to execute any duly completed Assignment and Assumption Agreement on its behalf.

(e)	As of the Transfer Date:

(i)	the New Lender will assume the rights and obligations of the Existing Lender assigned in the Assignment and Assumption Agreement in substitution for the Existing Lender;

(ii)	the Existing Lender will be released from those obligations and cease to have those rights; and

(iii)	any reference in this Agreement to Lender will include the New Lender.

28.4	Limitation of responsibility of Existing Lender

(a)	Except as expressly agreed to the contrary in the relevant Assignment and Assumption Agreement, an Existing Lender is not responsible to a New Lender for the legality, validity, adequacy, accuracy, completeness or performance of:

(i)	any Finance Document or any other document; or

(ii)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to, and agrees with, the Existing Lender and the other Finance Parties that:

(i)	it has made, and will continue to make, its own credit decisions and its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement;

(ii)	it has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document; and

(iii)	neither the Existing Lender nor any Finance Party has any responsibility with respect to the financial condition of any Obligor or the performance or observance by any Obligor if its obligations under the Finance Documents.

28.5	Costs resulting from change of Lender or Facility Office
If:

(a)	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to pay a Tax Payment or an Increased Cost,

then, unless the assignment, transfer or change is made by a Lender to mitigate any circumstances giving rise to the Tax Payment, Increased Cost or a right to be prepaid and/or cancelled by reason of illegality, the Obligor need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

28.6	Participations

(a)	Any Lender (a participating Lender) may, without the consent of the Company, the Agent or any other person, sell participations to one or more banks, financial institutions or other entities (each a participant) in all or a portion of that Lender’s rights and obligations under this Agreement and the other Finance Documents (including all or a portion of its Commitments or the Loan).

(b)	In connection with any participation under paragraph (a) above:

(i)	the participating Lender’s obligations under this Agreement and the other Finance Documents must remain unchanged;

(ii)	the participating Lender must remain solely responsible to the other Parties for the performance of those obligations;

(iii)	the other Parties shall continue to deal solely and directly with the participating Lender in connection with all consents and other matters relating to this Agreement and the other Finance Documents; and

(iv)	any agreement or instrument under which a Lender sells a participation must provide that the participating Lender retains the sole right to enforce this Agreement and the other Finance Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Finance Document, except that the agreement or instrument may provide that the participating Lender will not, without the consent of the participant, agree to any amendment, modification or waiver described in Clause 26.2(a) (Exceptions) that affects the participant.

(c)	Subject to paragraph (d) below, the Company agrees that each participant shall be entitled to the benefits of Clauses 10 (Taxes) and 11 (Increased Costs) to the same extent as if it were a Lender and had acquired its interest by assignment under this Clause.

(d)	A participant shall not be entitled to receive any greater Tax Payment or Increased Cost than the participating Lender would have been entitled to receive with respect to the participation sold to the participant, unless the sale of the participation to the participant is made with the Company’s prior written consent. A participant that would be a non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Clause 10 (Taxes) unless the Company is notified of the participation sold to that participant and that participant agrees, for the benefit of the Company, to comply with Clause 10.4 (Non-U.S. Lenders) as though it were a Lender.

28.7	Certain pledges

Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of that Lender, including any pledge or assignment to a U.S. Federal Reserve Bank, and the provisions this Clause (other than the provisions of this Subclause) shall not apply to any such pledge or grant of a security interest.

28.8	No assignments to the Obligors or Affiliates

Anything in this Clause to the contrary notwithstanding, no Lender may assign or participate any interest in any Commitment or the Loan to any Obligor or any Affiliate of an Obligor without the prior consent of each other Lender.

28.9	Additional Obligors

(a)	If a Subsidiary of the Company is to become an Additional Obligor, then the Company must (following consultation with the Agent) deliver to the Agent the relevant documents and evidence listed in Part 3 of Schedule 2 (Conditions precedent).

(b)	The prior consent of all the Lenders is required if a Subsidiary is to become an Additional Borrower.

(c)	The relevant Subsidiary will become an Additional Obligor when the Agent notifies the other Finance Parties and the Company that it has received all of the documents and evidence referred to in paragraph (a) above in form and substance satisfactory to it. The Agent must give this notification as soon as reasonably practicable.

(d)	Delivery of an Accession Agreement, executed by the relevant Subsidiary and the Company, to the Agent constitutes confirmation by that Subsidiary and the Company that the representations and warranties set forth in Clause 15 (Representations and warranties) are then true and correct.

29.	DISCLOSURE OF INFORMATION

(a)	Each Finance Party must keep confidential any proprietary or confidential information supplied to it by or on behalf of any Obligor in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:

(i)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause, or which becomes available to a Finance Party on a nonconfidential basis from a source other than an Obligor;

(ii) (iii) (iv)	in connection with any legal or arbitration proceedings; if required to do so under any law or regulation; to a governmental, banking, taxation or other regulatory authority;

(v)	to its professional advisers;

(vi)	in connection with the enforcement of its rights or the exercise of its remedies under any Finance Document;

(vii) (viii) (ix)	to the extent allowed under paragraph (b) below; to another Party to this Agreement; or with the agreement of the Company.

(b)	A Finance Party may disclose to an Affiliate or any person with whom it may enter, or has entered into, any kind of assignment, transfer, participation or other agreement in relation to the Finance Documents (a participant):

(i)	a copy of any Finance Document; and

(ii)	any information which that Finance Party has acquired under or in connection with any Finance Document.

However, before an Affiliate or a participant may receive any confidential information, it must agree with the Parties to keep that information confidential on the terms of paragraph (a) above.

(c)	Any information received from an Obligor after the date of this Agreement must be clearly identified at the time of delivery as confidential in order to benefit from the provisions of this Clause.

(d)	Any person required to maintain the confidentiality of information as provided in this Clause shall be considered to have complied with its obligation to do so if that person has exercised the same degree of care to maintain the confidentiality of that information as the person would accord to its own confidential information.

(e)	This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

30.	SET-OFF

(a)	A Finance Party may, without notice or demand (both of which are expressly and irrevocably waived by each Obligor to the extent permissible under applicable law), set off any matured obligation owed to it by an Obligor under the Finance Documents against any obligation (including all deposits — general or special, time or demand, provisional or final — and all credits, indebtedness or claims) owed by that Finance Party to that Obligor, regardless of whether or not the obligation being set-off is matured and regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)	The rights of each Finance Party under this Clause are in addition to any other rights and remedies (including any banker’s lien or other rights of set-off) which that Finance Party may have by contract, under applicable law or otherwise.

31.	PRO RATA SHARING

(a)	If at any time a Lender, by exercising any right of set-off or counterclaim or otherwise, obtains payment in respect of its Loans greater than its Pro Rata Share of the payments at that time received by all Lenders (or the Agent on their behalf), then that Lender will purchase (for cash at face value) participations in the Loan of other Lenders to the extent necessary so that the benefit of all payments shall be shared by the Lenders ratably in accordance with their respective Pro Rata Shares.

(b)	If any participations are purchased and all or any portion of the payment giving rise to those participations is recovered from the Lender that sold those participations, those participations shall be rescinded and the purchase price restored to the extent of the recovery from the Lender, without interest.

(c)	The provisions of this Clause shall not be construed to apply to any payment made by any Obligor in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any part of the Loan to any assignee or participant (other than to the Company or any Subsidiary or Affiliate of the Company, as to which the provisions of this Subclause shall apply).

(d)	Each Obligor consents to the provisions of this Clause and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation under this Clause may exercise against that Obligor rights of set-off and counterclaim with respect to that participation as fully as if the Lender were a direct creditor of that Obligor in the amount of that participation.

32.	SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

33.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

34.	NOTICES

34.1	In writing

Except as otherwise expressly provided in a Finance Document, any communication in connection with each Finance Document must be in writing and must be given in person (by courier service or otherwise) or by fax.

34.2	Contact details

(a)	Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)	The contact details of the Company for this purpose are:

Address:Warp Technology Holdings, Inc.
151 Railroad Ave.
Greenwich, CT 06830
Telephone Number:	203-422-2950
Fax number:	203-422-5329
Attention:	Chief Legal Officer and Chief Executive Officer

(c)	The contact details of the Agent for this purpose are:

Address: Fortress Credit Corp

1251 Avenue of the Americas
New York, NY 10020
Attention:	John King
Chief Financial Officer, Drawbridge Special Opportunities Fund
Telephone:	212-515-4608
Facsimile:	212-798-6099
With a copy to:
	Address:	Northlight Financial LLC

1330 Avenue of the Americas
40th Floor
New York, NY 10019
Facsimile:	212-247-0002

(d)	The contact details of each Lender are set out in Schedule 1 (Original Parties) or in the Assignment and Assumption Agreement by which that person becomes a Lender under this Agreement.

(e)	Any Party may change its contact details by giving five Business Days’ notice to the Agent or (in the case of the Agent) to the other Parties.

(f)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

34.3	Effectiveness

(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery; and

(ii)	if by fax, when sent with confirmation of transmission.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

34.4	Obligors

(a)	All communications under the Finance Documents to or from an Obligor must be sent through the Agent.

(b)	All communications under the Finance Documents to or from an Obligor (other than the Company) must be sent through the Company.

(c)	Each Obligor (other than the Company) irrevocably appoints the Company to act as its agent:

(i)	to give and receive all communications under the Finance Documents;

(ii)	to supply all information concerning itself to any Finance Party; and

(iii)	to sign all documents under or in connection with the Finance Documents.

(d)	Any communication given to the Company in connection with a Finance Document will be deemed to have been given also to the other Obligors.

(e)	The Agent may assume that any communication made by the Company is made with the consent of each other Obligor.

35.	LANGUAGE

(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i)	in English; or

(ii)	(unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

36.	GOVERNING LAW

This Agreement, the relationship between the Parties and any claim or dispute (whether sounding in contract, tort, statute or otherwise) relating to this Agreement or that relationship shall be governed by and construed in accordance with law of the State of New York including section 5-1401 of the New York General Obligations Law but excluding any other conflict of law rules that would lead to the application of the law of another jurisdiction.

37.	ENFORCEMENT

37.1	Jurisdiction

(a)	Each Obligor irrevocably submits to the exclusive jurisdiction of any New York State or U.S. Federal court sitting in the City and County of New York for the settlement of any dispute in connection with any Finance Document.

(b)	The New York courts are the most appropriate and convenient courts to settle any such dispute and each Obligor waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(c)	This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, a Finance Party may take:

(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

37.2	Service of process

(a)	The Company consents to receive service of process in any proceedings before any court located in the State of New York by either registered mail or courier service delivered to its address provided in Clause 34 (Notices).

(b)	Each Obligor other than the Company irrevocably appoints the Company (and the Company irrevocably accepts such appointment) as its agent for service of process in any proceedings before any court located in the State of New York.

(c)	If any person appointed as process agent is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must immediately appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

(d)	Each Obligor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(e)	This Clause does not affect any other method of service allowed by law.

37.3	Waiver of immunity
Each Obligor irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

37.4	Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

38.	SURVIVAL

The provisions of Clauses 10 (Taxes), 11 (Increased Costs), 20 (Security), 21 (The Agent), 24 (Indemnities and Breakage Costs), 25 (Expenses), 36 (Governing law) and 37 (Enforcement) and this Clause shall survive execution and delivery of this Agreement, the making and repayment of the Loan, the expiration or termination of the Commitments and the termination of this Agreement.

39.	COMPLETE AGREEMENT

The Finance Documents contain the complete agreement between the Parties on the matters to which they relate and supersede all prior commitments, agreements and understandings, whether written or oral, on those matters.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SIGNATORIES

Company
Name: Title:	WARP TECHNOLOGY HOLDINGS, INC. By:/s/ Brian Sisko Brian Sisko Duly Authorized

Name: Title: Name: Title: Name: Title: Name: Title: Name: Title: Name: Title: Name: Title: Name: Title: Name: Title:	Original Guarantors
GUPTA TECHNOLOGIES, LLC
By:/s/ Brian Sisko
Brian Sisko
Duly Authorized
WARP SOLUTIONS, INC.
By:/s/ Brian Sisko
Brian Sisko
Duly Authorized
WARP SOLUTIONS, LTD.
By:/s/ Brian Sisko
Brian Sisko
Duly Authorized
6043577 CANADA, INC.
By:/s/ Brian Sisko
Brian Sisko
Duly Authorized
SPIDER SOFTWARE, INC.
By:/s/ Brian Sisko
Brian Sisko
Duly Authorized
GUPTA TECHNOLOGIES, LTD.
By:/s/ Brian Sisko
Brian Sisko
Duly Authorized
GUPTA TECHNOLOGIES GmbH
By:/s/ Brian Sisko
Brian Sisko
Duly Authorized
GUPTA TECHNOLOGIES S.A. de C.V.
By:/s/ Brian Sisko
Brian Sisko
Duly Authorized
KENOSIA CORPORATION
By:/s/ Brian Sisko
Brian Sisko
Duly Authorized

Title:	Original Lender FORTRESS CREDIT CORP. By:/s/ Marc K. Furstein Name: Marc K. Furstein Chief Operating Officer

Title:	Agent FORTRESS CREDIT CORP. By:/s/ Marc K. Furstein Name: Marc K. Furstein Chief Operating Officer